Exhibit 2.2

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT*

among

Fintech Ecosystem Development Corp.,

Rachna Suneja,

Ritscapital, LLC,

Monisha Sahni

and

Monisha Sahni,

as Member Representative

Dated as of September 9, 2022

*

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

i

ii

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of General Release
Exhibit C	Form of Assignment of Company Membership Interests
Exhibit D	Form of Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement

Schedule A	Company Knowledge Parties
Schedule B	Specific Conditions Precedent (UAE)
Schedule C	Specific Conditions Precedent (India)

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 9, 2022 (this “Agreement”) is among Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”), Monisha Sahni of Flat No. 104, Sharjah Main City, Shk Majed Bin Saqr Al Qasimi St Sharjah – 500001 UNITED ARAB EMIRATES (“Sahni”), Rachna Suneja of 2470, Hudson Line, Kingsway Camp, GTB Nagar, Delhi – 110009 INDIA (“Suneja”) and Ritscapital, LLC, a limited liability company organized in the United Arab Emirates (“RITS” and collectively, the “Members”), and Sahni as representative of the Members (“Member Representative”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, the Members own all of the Company Membership Interests;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Members desire to sell, convey, transfer, assign and deliver the Company Membership Interests to Acquiror, free and clear of all Liens, and Acquiror desires to accept and purchase the Company Membership Interests from the Members, free and clear of all Liens;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Members and certain stockholders of Acquiror, are entering into Lock-Up Agreements (the “Lock-Up Agreements”) providing for, among other things, transfer restrictions, and in the case of certain employees, forfeiture provisions, with respect to their shares of New Acquiror Class A Common Stock; and

WHEREAS, Acquiror has entered into a Business Combination Agreement dated as of September 9, 2022 among Acquiror, Fama Financial Services, Inc., a Georgia corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Rana Financial, Inc., a Georgia corporation (“Rana”), and David Kretzmer, providing for, among other things, the merger of Rana with and into Merger Sub (the “Rana Agreement”). As a result of the Rana Agreement, the separate corporate existence of Merger Sub shall cease and Rana shall continue as the surviving corporation of the merger (the “Surviving Company”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means in accordance with GAAP and, to the extent in accordance with GAAP, consistent with the Company’s historical assumptions, practices, policies and methodologies used in the preparation of the Audited Financial Statements.

“Acquiror Board” means the board of directors of the Acquiror.

“Acquiror Certificate of Incorporation” means Acquiror’s amended and restated certificate of incorporation dated March 5, 2021.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Acquiror is materially and disproportionately affected thereby as compared with other participants in the industries in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Acquiror Right Agreement” means the Right Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Rights” means the rights to receive one-tenth of one share of Acquiror Class A Common Stock at the consummation of the Rana Agreement contemplated by the Acquiror Right Agreement, with each right exercisable solely to the extent the applicable holder has ten (10) Acquiror Rights (as holders are not entitled to receive fractional shares or payments in lieu thereof).

“Acquiror SEC Report” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 21, 2021, together with any amendments, restatements or supplements thereto.

“Acquiror Units” means one share of Acquiror Class A Common Stock, one Acquiror Right, and one-half of one Acquiror Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Warrants” means the warrants to purchase shares of Acquiror Class A Common Stock contemplated by the Acquiror Warrant Agreement, with each warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Lock-Up Agreements, the Escrow Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, the Members, the Member Representative or the Company in connection with the Transactions.

“Anti-Bribery Laws” means the anti-bribery provisions of the FCPA and all other applicable anti-corruption and bribery Laws (including U.S. domestic bribery, kickback and anti-corruption laws, the U.K. Bribery Act 2010, or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the U.S. Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or Sharjah Media City, United Arab Emirates.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Cash Consideration” means $5,000,000 (five million dollars).

“Closing Debt” means all Debt of the Company and the subsidiaries as of immediately prior to the consummation of the Closing.

“Closing Payment” means the Estimated Cash Consideration minus the Escrow Amount.

“Closing Working Capital” means Working Capital as of 12:01 a.m. New York time on the Closing Date (but without giving effect to the consummation of the Closing).

“Companies Regulations” means the Sharjah Media City Free Zone Authority Companies and Licensing Regulations 2017 promulgated by SMCA in respect of the registration and licensing of Companies and Branches in SHAMS.

“Company” means Mobitech International LLC, a limited liability company established pursuant to the laws of SHAMS (including the Companies Regulations), with formation number 1803888, license number 1803888.01 and registered address at office 10, level 01, SHAMS, Sharjah, United Arab Emirates.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Acquiror, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Board” means the board of directors of the Company.

“Company Certificate of Organization” means the Company’s business license issued by SMCA on April 19, 2018.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Membership Interests” means the entire limited liability company interest of a Member in the Company (as such term includes such Member’s total Shares, as defined in the Companies Regulations), including such member’s interest in the profits, losses and distributions of the Company, and right to vote or participate in the management of the Company, as set forth in the Company Operating Agreement or as required under the Companies Regulations and applicable law, which term, for the avoidance of doubt, does not include the Company Options.

“Company Operating Agreement” means the Limited Liability Company Operating Agreement of the Company, dated July 19, 2022 with effectiveness as of April 19, 2018, by and between the Company, on the one hand, and Sahni, Suneja and RITS, on the other hand, as such may have been amended, supplemented or modified from time to time.

“Company Options” means any options granted under the Company Stock Plan.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Stock Plan” means the Mobitech International LLC Mobitech Employee Stock Option Plan 2022.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Acquiror or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Debt” means, with respect to any person: (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services, including, without limitation, any earn-out or other unpaid consideration (whether or not contingent); (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations of such person under acceptance, letter of credit or similar facilities to the extent drawn or under surety or performance bonds; (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all loans to such person by any of its suppliers and any penalties payable by such person to any such supplier; (i) the net termination obligations of such person under all interest rate and other hedging agreements; (j) accrued and unpaid income Taxes; and (k) all indebtedness of others referred to in clauses (a) through (j) above guaranteed directly or indirectly in any manner by such person. Without limitation of the foregoing, Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (k) above.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any U.S. federal, state or local or non-U.S. Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Equity Consideration” means eleven million, five hundred thousand (11,500,000) shares of New Acquiror Class A Common Stock.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Acquiror, Member Representative and Computershare Trust Company, N.A., a national association organized under the Laws of the United States, as Escrow Agent, in the form attached to the Agreement as Exhibit A.

“Escrow Amount” means $700,000 (seven hundred thousand dollars).

“ESR” means the economic substance regulation (as amended from time to time) of the United Arab Emirates, issued by way of Cabinet Resolution No. 57 of 2020.

“Estimated Cash Consideration” means the Cash Consideration, (a) minus the Estimated Closing Debt, and (b) (i) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Closing Debt” means the good faith estimate by the Company of the Closing Debt.

“Estimated Closing Working Capital” means the good faith estimate by the Company of the Closing Working Capital, based on the most recent month-end balance sheet and other information available to the Company at the time of its preparation of such estimate, with such adjustments as the Company reasonably believes are necessary to reflect its good faith estimate of changes from such month-end balance sheet until the Closing Date.

“Export Laws” means (a) all Laws imposing trade sanctions on any person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Departments of State or Commerce, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury and (b) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Cash Consideration” means the Cash Consideration, (a) minus the Final Closing Debt and (b) (i) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital. For avoidance of doubt, the Final Cash Consideration may be a negative number.

“Final Closing Debt” means the Closing Debt, as finally determined pursuant to Section 2.05(c) or (d) of the Agreement.

“Final Closing Working Capital” means the Closing Working Capital, as finally determined pursuant to Section 2.05(c) or (d) of the Agreement.

“General Release” means the General Release in the form attached to the Agreement as Exhibit B.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Dr. Saiful Khandaker and Jenny Junkeer after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any person indemnified under the Agreement and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim. Without limitation of the foregoing, Legal Expenses includes all such fees, costs and expenses incurred by any person indemnified under the Agreement and its counsel in enforcing its rights under Section 9.02 of the Agreement.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property Rights).

“Losses” mean demands, claims, actions or causes of action, diminutions in value, assessments, losses, damages and other liabilities, costs and expenses, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero General Public License, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Company IP owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws, regulations, rules and standards governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Pro Rata Share” means, with respect to each Member and each holder of Company Options, the percentage interest of each such Member in the Company and each such holder of Company Options. For purposes of the foregoing, each Member’s and holder of Company Option’s percentage interest shall be determined on a fully-diluted basis, including the total number of issued and outstanding equity interests held by the Members as of immediately prior to Closing and assuming exercise of all outstanding Company Options, whether vested or unvested, that are outstanding immediately prior to the Closing, on a treasury stock method (with (i) 4.166% of the aggregate exercise price of the outstanding Company Options deemed added to the Cash Consideration and 95.834% of the aggregate exercise price of the outstanding Company Options deemed added to the Equity Consideration and (ii) reducing the amount of Cash Consideration payable in respect of each Company Option by 4.166% of the exercise price of such Company Option and reducing the number of shares payable to each holder of Company Options by a number of New Acquiror Class A Common Stock with a fair market value equal to 95.834% of the aggregate exercise price of the Company Options held by such individual).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Purchase Price” means the Final Cash Consideration plus the Equity Consideration, collectively.

“Redemption Rights” means the redemption rights provided for in Section 8.02 of Article X of the Acquiror Certificate of Incorporation.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SHAMS” means Sharjah Media City Free-Zone, located in Sharjah, United Arab Emirates.

“SMCA” means the free-zone authority in SHAMS.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Target Working Capital” means $150,000 (one hundred fifty thousand dollars).

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“UBO” means the ultimate beneficial owner within the meaning and for the purpose of the UBO Regulations.

“Working Capital” means the consolidated current assets of the Company and the subsidiaries, minus the consolidated current liabilities of the Company and its subsidiaries. Working Capital will be determined in accordance with the Accounting Principles.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Accounting Firm	2.05(d)
Acquiror	Preamble
Acquiror Disclosure Schedule	Article V
Acquiror Preferred Stock	5.03(a)
Acquiror Proposals	7.01(a)
Acquiror Statement	2.05(b)
Acquiror Statement Dispute Notice	2.05(c)
Acquiror Stockholder Approval	5.09(b)
Acquiror Stockholders’ Meeting	7.01(a)
Action	3.09
Agreement	Preamble
Alternative Transaction	7.05
Anti-Money Laundering Laws	3.24

Defined Term	Location of Definition
Audited Financial Statements	3.07(a)
Basket Amount	9.02
Blue Sky Laws	3.05(b)
Claims	6.03
Closing	2.03(d)
Closing Date	2.03(d)
Code	2.04(c)
Company Acquisition Agreement	7.04(a)
Company Board Approval	3.18(a)
Company Disclosure Schedule	Article III
Company Member Approval	3.18(b)
Company Permits	3.06
Confidentiality Agreement	7.03(b)
Data Security Requirements	3.13(h)
Effect	1.01
Environmental Permits	3.15(a)
ESR Regulations	3.14(m)
Exchange Act	3.20
Exchange Agent	2.04(a)
FCPA	3.23
FTA	3.14(i)
GAAP	3.07(a)
Governmental Authority	3.05(b)
Indemnification Claim Notice	9.03(a)
Indemnified Party	7.10
Indemnifying Party	9.03(a)
Latest Balance Sheet	3.07(b)
Law	3.05(a)
Lease	3.12(b)
Lease Documents	3.12(b)
Lock-Up Agreements	Recitals
Material Contracts	3.16(a)
Member Representative	Preamble
Members	Preamble
Merger Sub	Recitals
New Acquiror Class A Common Stock	5.03(e)
Outside Date	10.01(b)
PCAOB Audited Financials	7.14
PCAOB Financials	7.15
PCAOB Interim Financials	7.15
Preliminary Statement	2.05(a)
Proxy Statement	7.01(a)
Purchase Price Announcement	7.01(d)
Rana	Recitals
Rana Agreement	Recitals
Remedies Exceptions	3.04
Representatives	7.03(a)
RITS	Preamble
Rules	11.07
Sahni	Preamble
SEC	1.01

Defined Term	Location of Definition
Securities Act	4.05
Suneja	Preamble
Tax	3.14(o)
Tax Return	3.14(o)
Taxes	3.14(o)
Terminating Acquiror Breach	10.01(h)
Terminating Member Breach	10.01(g)
Third Party Claim	9.03(b)
Third Party Indemnification Claim Notice	9.03(b)
Trust Account	5.11
Trust Agreement	5.11
Trust Fund	5.11
UBO Regulations	3.14(m)
VAT	3.14(l)
VAT Law	3.14(l)
WARN Act	3.11(j)

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in Article VII, the Members shall sell, convey, transfer, assign and deliver the Company Membership Interests to Acquiror free and clear of all Liens, and Acquiror shall accept and purchase the Company Membership Interests from the Members. In consideration for the Company Membership Interests, Acquiror shall pay the Purchase Price, which shall be determined and allocated in accordance with this Article II.

SECTION 2.02. Allocation of the Purchase Price.

(a) The Equity Consideration shall be paid to the Members pursuant to Section 2.04.

(b) As payment of the Cash Consideration, Acquiror shall at the Closing (and subject to the requirements set forth in Section 2.03(b) below being satisfied by the Members, the Member Representative and the Company as the case may be) pay and deliver to:

(i) each Member, an amount equal to its Pro Rata Share of the Closing Payment by wire transfer of immediately available funds in accordance with written instructions that the Member Representative shall have delivered to Acquiror together with the Preliminary Statement; and

(ii) the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, Acquiror will not be responsible for any allocation of the payments among Members, or among one or more third parties who, directly or indirectly, are or claim to be entitled to all or any portion thereof. Without limitation of the foregoing or Section 11.02, Acquiror will be fully protected: (i) in relying, and will be entitled to rely, upon all (A) payment instructions received by Acquiror or the Escrow Agent from the Member Representative and (B) all calculations and determinations by the Member Representative of any amounts payable to any Member as calculated and determined by reference to such Member’s Pro Rata Share of the Closing Payment; and (ii) in assuming, and will be entitled to assume, that all such payment instructions and any calculations and determinations set forth therein are fully authorized and binding upon the Members and the Member Representative.

(d) Without limitation of the first sentence of Section 2.02(c) or of Section 11.02, Acquiror will not be required to make any payment to any Member, in each case: (i) other than in accordance with the relevant payment instructions set forth in (if with respect to the Closing Payment) the Preliminary Statement or (other than with respect to the Closing Payment) to be received by Acquiror from the Member Representative; and (ii) unless such payment instructions set forth all such requisite calculations and determinations.

SECTION 2.03. Closing.

(a) As promptly as practicable following the date hereof, the Company and the Member Representative shall, and the Member Representative shall cause the Members to, perform all actions required or contemplated as necessary by the Companies Regulations (and all applicable procedures in SHAMS) to give legal effect to the transfer of the Company Membership Interests from the Members to Acquiror and to register Acquiror as the new holder of the Company Membership Interests at Closing.

(b) Without limiting the generality of paragraph (a) above, the Members shall prior to Closing cause the following to be delivered to Acquiror:

(i) the certificate called for by Section 8.02(d), duly executed by each of the Members;

(ii) an Assignment of Company Membership Interests in substantially the form attached hereto as Exhibit C, duly executed by each of the Members;

(iii) a certificate evidencing the good standing of the Company and each of the subsidiaries in their respective jurisdictions of organization as of a recent date;

(iv) certificates evidencing the qualification of the Company and each of the subsidiaries to do business as a foreign corporation or limited liability company as of a recent date in each jurisdiction outside of its jurisdiction of organization where it is qualified to do business;

(v) instruments evidencing the resignation of the managers, directors and officers of the Company and each of the subsidiaries requested by Acquiror prior to the consummation of the Closing;

(vi) the Escrow Agreement, duly executed by the Member Representative;

(vii) a General Release from each of the Members and each officer and director of the Company, duly executed by the applicable releasor; and

(viii) all other certificates, documents and instruments that are reasonably requested by Acquiror.

(c) Without limiting the generality of paragraph (a) above, Acquiror shall prior to Closing cause the following to be delivered to the Members Representative:

(i) the certificate called for by Section 8.03(d), duly executed by Acquiror;

(ii) a certificate evidencing the good standing of Acquiror in its jurisdiction of organization as of a recent date;

(iii) the Escrow Agreement, duly executed by Acquiror; and

(iv) all other certificates, documents and instruments that are reasonably requested by Member Representative.

(d) As promptly as practicable, but in no event later than five (5) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(e) The Members shall at the Closing Date deliver to Acquiror a certificate issued by SMCA evidencing that the Company Membership Interests have been transferred by the Members to Acquiror in accordance with the procedures at SHAMS and/or confirmation that the Company has filed the change in membership interests in favor of the Acquiror and that the Acquiror is the registered holder of the Company Membership Interests pursuant to the Companies Regulations.

SECTION 2.04. Equity Consideration.

(a) Prior to the Closing, Acquiror (following consultation with the Member Representative) shall appoint the Continental Stock Transfer and Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company as exchange agent (the “Exchange Agent”), for payment, subject to the terms of this Agreement, of each Member’s Pro Rata Share of the Equity Consideration. On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Equity Consideration in accordance with this Section 2.04(a) to each Member entitled to receive such consideration hereunder, including the delivery of copy (or relevant portion) of the final register of Members certified by an officer of the Company.

(b) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Transactions, and each person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

(c) Each of Acquiror, the Company and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Members such amounts as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted by Acquiror, the Company or its agents, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Members (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

SECTION 2.05. Cash Consideration Adjustment.

(a) Not less than five (5) nor more than seven (7) Business Days prior to the Closing Date, the Member Representative shall deliver its written determination of Estimated Closing Debt and Estimated Closing Working Capital to Acquiror, setting forth in reasonable detail the calculations by the Member Representative thereof and the computations used in connection therewith (the “Preliminary Statement”). The amounts set forth in the Preliminary Statement shall be used in order to determine the Estimated Cash Consideration, it being understood and agreed that the Equity Consideration will be reduced by one (1) share for every $10 (ten dollar) increment by which the Estimated Cash Consideration is negative.

(b) Within forty-five (45) days after the Closing Date, Acquiror shall prepare and deliver to the Member Representative a written statement (the “Acquiror Statement”) setting forth in reasonable detail Acquiror’s good faith calculations of each of Closing Debt and Closing Working Capital and the computations used in connection therewith.

(c) During the thirty (30) day period following the receipt by Member Representative of the Acquiror Statement, the Member Representative and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Acquiror, and, if relevant, its independent accountants relating to the preparation of the Acquiror Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement. The Acquiror Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that the Member Representative delivers a written notice of dispute to Acquiror prior to such date (an “Acquiror Statement Dispute Notice”). If the Member Representative does not provide an Acquiror Statement Dispute Notice within such thirty (30) day period, Acquiror’s calculations of Closing Debt and Closing Working Capital set forth in the Acquiror Statement shall become Final Closing Debt and Final Closing Working Capital, respectively. Any Acquiror Statement Dispute Notice shall specify in reasonable detail the amount and the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculations of Closing Debt and the Closing Working Capital are mathematically correct and/or have been prepared in accordance with this Section 2.05 and the definitions of Closing Debt and the Closing Working Capital, and the definition(s) included in such definitions). If an Acquiror Statement Dispute Notice complying with the preceding sentence is received by Acquiror in a timely manner, then the Acquiror Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Acquiror and the Member Representative resolve in writing any differences they have with respect to the matters specified in the Acquiror Statement Dispute Notice or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(d) During the thirty (30) day period following the delivery of an Acquiror Statement Dispute Notice that complies with the preceding paragraph, Acquiror and the Member Representative shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Acquiror Statement Dispute Notice. During such period, Acquiror and its Representatives shall be permitted to review and make copies reasonably required of (i) the working papers of the Member Representative and, if relevant, the designated independent accountants (if any) of the Member Representative relating to the preparation of the Acquiror Statement Dispute Notice and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement Dispute Notice. If, at the end of such thirty (30) day period, the differences as specified in the Acquiror Statement Dispute Notice are not resolved, then Acquiror and the Member Representative shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Acquiror Statement Dispute Notice. In resolving any disputed item, the Accounting Firm shall: (A) be bound by the provisions of this Section 2.05 and the definitions of Closing Debt and Closing Working Capital and the definition(s) included in such definitions; (B) limit its review to matters still in dispute as specifically set forth in the Acquiror Statement Dispute Notice (and only to the extent such matters are still in dispute following such thirty (30) day period); and (C) subject to the preceding clauses (A) and (B), further limit its review solely to any disputed matters set forth in the Acquiror Statement Dispute Notice. Acquiror and the Member Representative shall make available to the Accounting Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Accounting Firm. The determination of any item that is a component of Closing Debt and Closing Working Capital and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Acquiror Statement or the Acquiror Statement Dispute Notice. The Member Representative and Acquiror shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The determination rendered by the Accounting Firm shall be conclusive and binding on Acquiror and the Member Representative. Acquiror and the Member Representative agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Debt and Closing Working Capital pursuant to this Section 2.05(d) shall be borne, in its entirety, by the party (Acquiror, on the one hand, or the Member Representative, on the other hand) whose calculation of the Estimated Cash Consideration (as determined based on each party’s calculations of Closing Debt and Closing Working Capital) as initially submitted to the Accounting Firm is furthest away from the Final Cash Consideration (as determined based on the Accounting Firm’s determinations of Closing Debt and Closing Working Capital). The fees and expenses of the independent auditors (if any) of Acquiror incurred in connection with the issuance of the Acquiror Statement shall be borne by the Acquiror, and the fees and expenses of the independent auditors (if any) of the Member Representative incurred in connection with their review of the Acquiror Statement shall be borne by the Members.

(e) If the Final Cash Consideration is less than the Estimated Cash Consideration, the amount of such deficiency shall, within two (2) Business Days after the final determination of Closing Debt and Closing Working Capital, be paid to Acquiror out of the Escrow Amount by wire transfer of immediately available funds. If the Escrow Amount is insufficient to pay the amount of such deficiency, the Member Representative shall cause the Members to make payment to Acquiror by wire transfer of immediately available funds of their Pro Rata Share of the difference between the Escrow Amount and the amount that the Estimated Cash Consideration exceeds the Final Cash Consideration. If the Members fail to make payment to Acquiror of the applicable deficiency within seven (7) Business Days after the final determination of Closing Debt and Closing Working Capital, then the Acquiror shall cause the forfeiture and cancellation of that number of shares of New Acquiror Class A Common Stock held by each Member, which is equal to the quotient obtained by dividing each such Member’s Pro Rata Share of the applicable shortfall by $10 (ten dollars) and rounding up to the nearest whole share. In order to effectuate such forfeiture and cancellation, the Member Representative shall cause the prompt delivery of such shares by each Member to Acquiror in certificated or book entry form (at the election of Acquiror) for cancellation by Acquiror. If the Final Cash Consideration is greater than the Estimated Cash

Consideration, then an amount (not to exceed the Escrow Amount) shall, within two (2) Business Days after the final determination of the Debt and Working Capital, be paid to the Members by Acquiror by wire transfer of immediately available funds in accordance with instructions that the Member Representative has delivered pursuant to Section 2.05(b) (or in accordance with such other instructions as the Member Representative shall deliver to Acquiror not less than three (3) Business Days prior to the date such payments are required to be made).

(f) Any payment required to be made under this Section 2.05(f) shall be deemed an adjustment to the Closing Payment.

SECTION 2.06. Treatment of Company Options.

(a) Each Company Option that is outstanding immediately prior to the Closing, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled in consideration for the right of the holder thereof to receive (i) the holder’s Pro Rata Share of the Closing Payment (in excess of 4.166% of the exercise price of such Company Option) by wire transfer of immediately available funds in accordance with written instructions that the Member Representative shall have provided to Acquiror together with the Preliminary Statement, and (ii) the holder’s Pro Rata Share of the Equity Consideration (with a fair market value in excess of 95.834% of the exercise price of such Company Option). On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Equity Consideration in accordance with the foregoing to each holder of Company Options entitled to receive such consideration hereunder, including the delivery of copy (or relevant portion) of the final register of Company Option holders certified by an officer of the Company. Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Transactions, and each person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

(b) No later than twenty (20) Business Days prior to the Closing Date, the Company shall (x) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.06, (y) take all actions necessary to ensure that, from and after the Closing Date, no Company Options shall be outstanding under the Company Stock Plan and the Company Stock Plan is terminated as of the Closing Date and (z) have ensured that each holder of Company Options shall have executed an Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement in the form attached as Exhibit D.

(c) Each of Acquiror, the Company and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted by Acquiror, the Company or its agents, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Members in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article III that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article III to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Members hereby represent and warrant to Acquiror as follows:

SECTION 3.01. Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the United Arab Emirates and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign company or other organization to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction.

(b) The Company does not own or control, directly or indirectly, any interest or other equity security in any corporation, partnership, limited liability company, association or other business entity, other than the interests in the subsidiaries of the Company set forth on Section 3.01(b)(i) of the Company Disclosure Schedule. Each of the Company’s subsidiaries has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other applicable business entity, as applicable, power and authority to own and operate its properties and assets and to carry own its business as presently conducted. Each of the Company’s subsidiaries is duly qualified or licensed as a foreign corporation or other organization to do to do business do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction. Except as set forth on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company directly or indirectly owns (beneficially and of record) good and valid title to all of the issued and outstanding interests or other equity securities of its subsidiaries, free and clear of all Liens other than restrictions on transfer set forth in such subsidiaries’ governing documents or those arising under applicable federal and state securities Laws. All equity securities of the Company’s subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

SECTION 3.02. Certificate of Organization and Operating Agreement. The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of its certificate of organization and operating agreement, and substantially equivalent organizational documents for each of its subsidiaries, in each case, as amended to as of the date of this Agreement. Such certificate of organization and operating agreement are in full force and effect. The Company is not in violation of any of the provisions of its certificate of organization or operating agreement.

SECTION 3.03. Capitalization.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth a table of the equity securities and other interests of the Company and its subsidiaries and also sets forth the identity of the record and beneficial owners of such equity securities and other interests, as well as the type, number, and percentage of such interests owned by each such owner. The Company Membership Interests constitute 100% of the equity securities and other interests of the Company. Immediately following the Closing, Acquiror shall own all of the Company Membership Interests and any other equity securities and other interests of the Company, free and clear of all Liens.

(b) Section 3.03(b)(i) of the Company Disclosure Schedule lists as of the date of this Agreement each outstanding Company Option, including grant date, number of equity interests subject to the Company Option and exercise price. Except as set forth on Section 3.03(b)(i) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including Debt securities) convertible into or exchangeable or exercisable for equity securities or other interests in the Company or its subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of treasury interests or other equity interests, or for the repurchase or redemption of equity securities or other interests of the Company or its subsidiaries. Except as set forth on Section 3.03(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or any of its subsidiaries. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company or its subsidiaries that is not reflected in the outstanding equity numbers contained in this Section 3.03(b).

(c) There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any equity securities or other interests of the Company or its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person

(d) The Members collectively own directly and beneficially and of record, all of the equity securities and other interests of the Company (which are represented by the Company Membership Interests). The Company owns beneficially and of record, all of the equity securities and other interests of its subsidiaries. Except for the Company Membership Interests held by the Company’s Members, and the equity securities or other interests of the Company’s subsidiaries that are owned by the Company, no other equity or voting interest of the Company or its subsidiaries, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or its subsidiaries, is authorized or issued and outstanding.

(e) All outstanding Company Membership Interests, and all outstanding equity securities and other interests in the Company’s subsidiaries, have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or its subsidiaries is a party.

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Member Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board Approval and Company Member Approval are sufficient to approve this Agreement, the Lock-Up Agreements, any other Ancillary Agreements and the other Transactions. To the knowledge of the Company, no state takeover statute other than Section 18-209 is applicable to the Transactions.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 3.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of organization or bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any U.S. or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or its subsidiaries pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance. The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or its subsidiaries, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any subsidiary, as applicable, or by which any property or asset of the Company or any subsidiary, as applicable, is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contain an unqualified report thereon of the auditors of the Company and its subsidiaries. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Acquiror a true, complete and correct copy of the unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2022

(the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended, which are attached as Section 3.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements and the Latest Balance Sheet, neither the Company nor any of its subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Latest Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any of its subsidiaries is a party or (iii) liabilities and obligations that would not, individually or in the aggregate, be material to the Company.

(d) Since December 31, 2021 (i) neither the Company or any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or any of its subsidiaries or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and its subsidiaries reflected on the Latest Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Latest Balance Sheet, neither the Company nor any of its subsidiaries has altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of its subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 3.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority. Neither the Company or any of its subsidiaries, nor any material property or asset of the Company or any of its subsidiaries, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10. RESERVED.

SECTION 3.11. Labor and Employment Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and each of its subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) location; (iv) title or position (including whether full or part time); (v) hire date; (vi) current annual base compensation rate; and (vii) commission, bonus or other incentive based compensation. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the consolidated financial statements of the Company and its subsidiaries).

(b) Schedule 3.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company or any of its subsidiaries as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, contracting entity, location, the services he or she performs, his or her rate of compensation and any bonus entitlement.

(c) Sahni is the only employee of the Company and there is no other employee in the Company. The employment of Sahni is in accordance with the employment regulations applicable in SHAMS.

(d) The Company has, in relation to its employee and former officers, employees and workers (i) materially complied with its statutory and contractual obligations (ii) maintained complete, adequate, up to date and accurate records, and (iii) conducted adequate immigration checks.

(e) All employees of the Company have the legal right to work in the United Arab Emirates.

(f) The employment of each employee of the Company is terminable at the will of the Company or applicable subsidiary and upon termination of the employment of any such employees, no severance or other payments will become due. Each former employee whose employment was terminated by the Company or applicable subsidiary has entered into an agreement with the Company or applicable subsidiary providing for the full release of any claims against the Company or applicable subsidiary or any related party arising out of such employment. The employment of employees of the subsidiary in India, if terminated with prior notice as per notice provisions, is terminable without any severance benefits (for the avoidance of doubt, save and except applicable statutory dues that become payable on any determination of employment by either party such as gratuity) becoming due.

(g) To the knowledge of the Company, no officer or executive of the Company or any of its subsidiaries intends to terminate employment with the Company or any of its subsidiaries or is otherwise likely to become unavailable to continue as an officer or executive of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment of any of the foregoing.

(h) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its or their current or former employees, which Actions would be material to the Company or applicable subsidiary; (ii) neither the Company nor any Company subsidiary is, and neither the Company nor its subsidiaries have been since December 31, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

(i) Each of the Company and its subsidiaries is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company or any of its subsidiaries for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company or any of its subsidiaries. All of the individual persons who have performed services for or on behalf of the Company or any of its subsidiaries are and have been authorized to work for the Company or applicable subsidiary in accordance with all applicable Laws.

(j) Neither the Company nor any of its subsidiaries has ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any of its subsidiaries. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period ending on the date of this Agreement.

(k) Except as has been mandated by Governmental Authority, as of the date of this Agreement, neither the Company nor any of its subsidiaries has had, any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(l) With respect to the subsidiary of the Company in India, all requisite registrations and permissions have been taken, all contributions have been duly deposited, all requisite returns and filings have been made and are being made in a timely manner and all registers are being maintained with respect to all applicable Indian laws including but not limited to Payment of Gratuity Act 1972; Employees Compensation Act, 1923; Employees State Insurance Act, 1948; Contract Labour (Regulation and Abolition) Act, 1970; Employees Provident Fund and Miscellaneous Provisions Act, 1952; Equal Remuneration Act, 1976; Payment of Wages Act, 1936, Payment of Bonus Act, 1965; Maternity Benefit Act, 1961; Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013; Minimum Wages Act, 1948; and Industrial Disputes Act, 1947 etc.

SECTION 3.12. Real Property; Title to Assets.

(a) Neither the Company nor any of its subsidiaries owns any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company or any of its subsidiaries leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Acquiror. (i) There are no leases, subleases, concessions or other contracts granting to any person other than the Company or its subsidiaries, as applicable, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its subsidiaries has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any of their respective Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except as would not, individually or in the aggregate, be material to the Company.

(d) The Company or applicable subsidiary of the Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 3.13. Intellectual Property Rights.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company or any of its subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by the Company that is material to the business of, the Company as currently conducted that would have a replacement cost of more than $50,000. To the knowledge of the Company, the Company IP constitutes all material Intellectual Property Rights used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date of this Agreement.

(b) The Company or applicable subsidiary of the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company or applicable subsidiary of the Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any applicable subsidiary of the Company has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or applicable subsidiary of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such

Confidential Information or intentionally in the conduct of the Company’s or any of its subsidiaries’ businesses in the ordinary course including the marketing, sale, distribution and maintenance of Products. The trade secrets of the Company and its subsidiaries are kept in a restricted repository which only the Chief Executive Officer and Chief Legal Officer can access. Additionally, trade secrets are sent to outside counsel for recordation.

(d) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or its subsidiaries in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company and its subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of its subsidiaries has received any formal written opinions of counsel regarding any of the foregoing (i), (ii), or (iii).

(e) All persons, including all current officers, management employees, and technical and professional employees of the Company and its subsidiaries, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or applicable subsidiary, substantially in the form made available to Acquiror prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company or applicable subsidiary, all of their entire right, title, and interest, including Intellectual Property Rights, in and to any Technology created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or applicable subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

(f) The Company and its subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company or any of its subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g) The Company and its subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries. The Company and its subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and its subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company and its subsidiaries comply and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and its subsidiaries concerning the collection, dissemination, storage, processing or use of Personal Information or other Business Data, (iii) industry standards applicable to the Company or its subsidiaries are bound, and (iv) all contractual commitments that the Company or its subsidiaries have entered into or are otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its subsidiaries maintain appropriate data security safeguards designed to protect the security and integrity of their Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access or the introduction of Disabling Devices. To the knowledge of the Company there are no Disabling Devices in any of the Business Systems or Product components. Since December 31, 2018, neither the

Company nor any of its subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, processing, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company or its subsidiaries, as applicable (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company or its applicable subsidiaries, as applicable, receive and use such Business Data prior to the Closing Date. Neither the Company nor its subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Acquiror from receiving or using Personal Information or other Business Data, in the manner in which the Company and its subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Acquiror has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of businesses such as those of the Company and its subsidiaries.

(j) All current officers, management employees, and technical and professional employees of the Company and its subsidiaries are under written obligation to the Company and its subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 3.14. Taxes.

(a) Each of the Company and its subsidiaries is, and has been since its formation, treated as a C corporation for U.S. federal income tax purposes. Neither the Company nor any of its subsidiaries has made an election to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(b) Each of the Company and its subsidiaries: (i) has duly and timely (within the due dates or permitted timelines under applicable law) filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by it as of the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects; (ii) has timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that the Company or its subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 3.14(b) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them on or before the Closing, or on account of failure, misstatement, understatement, or willful intent to evade Taxes; (iii) with respect to all such Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, dispute, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(c) Neither the Company nor any of its members or subsidiaries is party to, is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and neither the Company nor any of its subsidiaries has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) The Company and its subsidiaries, as applicable, have withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in any jurisdiction or territory.

(e) The Company and its subsidiaries have not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return.

(f) Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person as a member of an affiliated group filing a consolidated, combined or unitary income Tax Return, as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(g) Neither the Company nor any of its subsidiaries has made a request for a ruling in respect of Taxes pending between itself and any Tax authority.

(h) The Company and its subsidiaries have prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the Indian income Tax Returns actually filed by the Company and its subsidiaries, as applicable, for tax years 2018, 2019, 2020 and 2021.

(i) No taxing authority (including the United Arab Emirates Federal Tax Authority (“FTA”)) has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(j) There are no Tax Liens in any jurisdiction or territory upon any assets of the Company or any of its subsidiaries, except for Permitted Liens.

(k) Neither the Company nor any of its subsidiaries has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or a business connection in a country other than the country in which it is organized.

(l) The Company (i) is a taxable person for the purposes of the United Arab Emirates Value Added Tax (“VAT”), (ii) has been registered for VAT since its incorporation; (iii) maintains, and has at all times maintained, complete, correct and up- to-date records for the purposes of the United Arab Emirates Federal Decree No. 8 of 2017 and any and all regulations thereunder (“VAT Law”); (iv) has complied with all its VAT obligations, including the timely submission of VAT returns and timely payment of all VAT due in accordance with the VAT Law, and all Laws concerning VAT, including the timely filing of accurate VAT returns and timely payment of all VAT due and the proper maintenance and preservation of records, and has not been given any penalty, notice or warning regarding the same; and (v) is not, and has not applied for treatment as, a member of a VAT group and has not been so treated, and no act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by any other persons.

(m) No taxing authority in the United Arab Emirates has operated or agreed to operate any arrangement that is not based on a strict application of the relevant legislation or published practice in relation to the Tax affairs of the business of the Company. The Company has complied with the United Arab Emirates Federal Cabinet Decision No. 58 of 2020 on the Regulation of Procedures Related to Beneficial Owner Procedures issued on 24 August 2020 (“UBO Regulations”) and the United Arab Emirates Cabinet of Ministers Resolution No. (57) of 2020, and Ministerial Decision No. (100) of 2020 in respect of Economic Substance Regulations (“ESR Regulations”), including the timely filing of accurate Tax Returns and the proper maintenance and preservation of records, and the Company has not been given any penalty, notice or warning regarding the same.

(n) Each of the Company and its subsidiaries have obtained the relevant Tax residency certificate or any other similar requirements/certifications or evidences, as mandated under any of the domestic Tax laws of the respective jurisdiction or territory, for tax years 2018, 2019, 2020 and 2021, relevant to claim the benefits under the UAE-India double tax avoidance agreements/treaties.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all income, profits, gains, deemed incomes, capital receipts, equalization levy, franchise, gross receipts, escheat, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, unclaimed property, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.15. Environmental Matters. (a) Neither the Company nor any of its subsidiaries has materially violated since December 31, 2018 and is not in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any of its subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any of its subsidiaries pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, neither the Company nor any of its subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and its subsidiaries have all material permits, licenses and other authorizations required of each of the Company and its subsidiaries under applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and its subsidiaries is in all material respects in compliance with its Environmental Permits.

SECTION 3.16. Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any of the Company or any of its subsidiaries is a party (such contracts and agreements as are required to be set forth Section 3.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company or its subsidiaries in excess of $50,000 (other than obligations of, or payments to, the Company or its subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company or its subsidiaries (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or its subsidiaries’ standard form customer agreements as have been provided to Acquiror on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company or its subsidiaries as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell Products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company or any of its subsidiaries with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the assets of the Company or any of its subsidiaries or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company or any of its subsidiaries;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any of its subsidiaries is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any of its subsidiaries that relate to the Company, its subsidiaries or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its subsidiaries of $50,000 or more in a 12 (twelve) month period;

(xi) all contracts involving indebtedness for borrowed money (excluding intercompany loans) or letters of credit where amounts drawn are in excess of $50,000;

(xii) all contracts with any of the ten (10) largest suppliers or with any of the ten (10) largest customers, in each case of the Company and its subsidiaries;

(xiii) all contracts with a Governmental Authority;

(xiv) all contracts with universities, colleges, other educational institution or research centers or other third parties that participate in joint development with the Company or any of its subsidiaries;

(xv) all contracts with an affiliate or other related or interested party;

(xvi) all privacy policies; and

(xvii) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) Each Contract to which any of the Company or its subsidiaries is a party or by which its assets are bound is a legal, valid and binding obligation of the Company or the applicable subsidiary and, to the knowledge of the Company, the other parties thereto, and neither the Company or any applicable subsidiary is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Contract; and (iii) neither the Company nor any applicable subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Contract. The Company has prior to the date of this Agreement furnished or made available to Acquiror true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 3.17. Insurance.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which each of the Company its subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any applicable subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 3.18. Approvals.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Members, (b) approved and adopted this Agreement and declared its advisability, (c) approved the Transactions, (d) recommended the approval and adoption of this Agreement and the Transactions by the Members and (e) directed that, unless this Agreement has been terminated in accordance with Section 10.01, this Agreement and the Transactions be submitted for consideration by the Members (the “Company Board Approval”).

(b) The Members by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly and irrevocably (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Members, (b) approved and adopted this Agreement and declared its advisability, and (c) approved the Transactions (the “Company Member Approval”). The Company Member Approval is the only approval or vote of the Members necessary to adopt this Agreement and approve the Transactions. No additional approval or vote from any holder of any class or series of capital stock of the Company is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.19. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company or any of its subsidiaries to purchase from or sell or furnish to, the Company or any of its subsidiaries, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any of its subsidiaries, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.19. Neither the Company nor any of its subsidiaries has, since December 31, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its subsidiaries, or (ii)  materially modified any term of any such extension or maintenance of credit.

SECTION 3.20. Exchange Act. Neither the Company nor any of its subsidiaries is currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred, and neither the Company nor any of its subsidiaries will incur, directly or indirectly, as a result of any action taken by the Company or any of its subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

SECTION 3.22. Books and Records. The minute books of the Company and its subsidiaries contain complete and accurate records of all meetings and other organizational actions of each of the Members and the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, and all committees, if any, appointed by the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, as applicable. The ledger of Company Membership Interests and the equity ledgers of each of the Company’s subsidiaries are complete and reflect all issuances, transfers, repurchases and cancellations of Company Membership Interests and equity interests of applicable Company subsidiaries, respectively.

SECTION 3.23. Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, or their respective affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its subsidiaries, or any of their respective affiliates to obtain or retain business for, or direct business to the Company or to any of its subsidiaries, or to any of their respective affiliates, as applicable. Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or anything of value or received or retained any such funds, in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Company and each of its subsidiaries has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

SECTION 3.24. Anti-Money Laundering. The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to the Company or its subsidiaries, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to the Company or its subsidiaries, and, no Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

SECTION 3.25. Sanctions. Neither the Company nor its affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a person that is, or is owned or controlled by, a person that is (a) the subject of any Sanctions nor (b) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including occupied regions of Ukraine, Russia, Belarus, Cuba, Iran, North Korea, and Syria). For the past five (5) years, neither the Company nor any of its subsidiaries has engaged in, nor is either the Company or any of its subsidiaries now engaged in, any dealings or transactions with any person or government that at the time of such dealing or transaction is or was the subject to Sanctions, or in any country or territory that at the time of such dealing of transaction is or was the subject of comprehensive Sanctions.

SECTION 3.26. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 3.26 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE MEMBERS

Each of the Members hereby represents and warrants as follows:

SECTION 4.01. Authority.

(a) If such Member is not an individual, such Member is duly incorporated, organized and registered, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Copies of such Member’s organizational documents, each as presently in full force and effect, have been made available to Acquiror.

(b) Such Member has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by such Member, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Member of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by such Member of its obligations hereunder and thereunder and the consummation by such Member of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Member, and no other proceedings on the part of such Member, are required to authorize this Agreement and the other Transaction Documents to which such Member is or will be a party or for such Member to consummate the Transactions.

(c) This Agreement has been, and the other Transaction Documents to be executed and delivered by such Member at the Closing will, at the Closing, have been, duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by Acquirer (in the case of this Agreement) or by the other parties thereto (in the case of the other Transaction Documents), constitutes (or, in the case of each such other Transaction Document, will constitute at the Closing) a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity.

SECTION 4.02. Non-Contravention. The execution and delivery by such Member of this Agreement and the other Transaction Documents to which such Member is or will be a party, the performance by such Member of its obligations hereunder and thereunder and the consummation by such Member of the transactions contemplated hereby and thereby do not and shall not: (a) require any notice or filing with, or any permit or other authorization of, or any exemption by, any Governmental Authority; (b) with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Company Material Adverse Effect, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, any permit or other Contract to which such Member is a party or by which such Member is bound or to which any of the assets or properties of such Member is subject; (c) violate or breach the terms of, or cause any default under, any Law applicable to such Member; (d) if such Member is not an individual, conflict with or violate any provision of the organizational documents of such Member, or (e) with the passage of time, the giving of notice or the taking of any action by another person, have any of the effects described in clauses (a) through (d) of this Section  4.02.

SECTION 4.03. Ownership of the Company Membership Interests; Title. Such Member is the record and beneficial owner of the Company Membership Interests and has, and will at the Closing transfer to Acquirer, good, valid and marketable title to the Company Membership Interests, free and clear of any and all Liens.

SECTION 4.04. Suitability. Such Member (a) has never been convicted of, pleaded no contest to or has ever been indicted for, any felony or any crime (excluding, in each case, those that are misdemeanor motor vehicle related) involving fraud, misrepresentation, bribery or moral turpitude, (b) is not subject to any order barring, suspending or otherwise limiting the right of such person to engage in any activity or (c) has never been denied any permit affecting the ability of such person to conduct any activity currently conducted by such person for the Company or any of the subsidiaries, nor, to the best knowledge of such Member, is there any basis upon which such permit may be denied.

SECTION 4.05. U.S. Securities Representations. Such Member is not a “U.S. Person” as defined in Rule 902 of Regulation S of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Equity Consideration being acquired by such Member is being acquired by the Member for its own account, and not for the account of any other person, and not with a view to, or for sale in connection with, any distribution or resale in violation of any provision of the Securities Act, or any applicable securities laws of any other jurisdiction. The Equity Consideration is being acquired by the Member in an “offshore transaction” (as defined in Rule 902 of Regulation S). The Member has not been offered the Equity Consideration by any means of general solicitation or general advertising. The Member has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Equity Consideration and the Acquiror, and of making an informed investment decision. The Member is able to bear the economic risk, including the complete loss, of an investment in the Acquiror for an indefinite period of time.

SECTION 4.06. Tax. The Members have complied, in all material respects with all applicable Laws concerning VAT in relation to the Company and its business, including the timely filing of accurate VAT returns and timely payment of all VAT due and the proper maintenance and preservation of records, and none of the Members has been given any penalty, notice or warning regarding the same. The Members have complied with the UBO Regulations and the ESR Regulations, including the timely filing of accurate Tax Returns and the proper maintenance and preservation of records, and none of the Members has been given any penalty, notice or warning regarding the same. The Members have not been involved in any dispute with FTA, or is the subject of any enquiry by FTA, which may affect the business of the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the Acquiror SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)) and except as set forth in Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (which disclosure in the Acquiror Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Acquiror Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Acquiror hereby represents and warrants to the Company as follows:

SECTION 5.01. Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or control, directly or indirectly, any interest or other equity security, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, association or other business entity, other than the interests in the subsidiaries of the Acquiror set forth on Section 6.01(b)(i) of the Acquiror Disclosure Schedule, which sets forth subsidiaries as of the date hereof, and Section 6.01(b)(ii) of the Acquiror Disclosure Schedule, which sets forth subsidiaries of the Acquiror as of the Closing. Each of the Acquiror’s subsidiaries has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other applicable business entity, as applicable, power and authority to own. lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect.

SECTION 5.02. Organizational Documents. Acquiror has heretofore furnished to the Company true, complete and correct copies of the Acquiror Organizational Documents. The Acquiror Organizational Documents are in full force and effect. Acquiror is not in violation of any of the provisions of the Acquiror Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of Acquiror consists of two hundred million (200,000,000) shares of Acquiror Class A Common Stock, twenty million (20,000,000) shares of Acquiror Class B Common Stock, and 1,000,000 shares of Acquiror’s preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement, (i) eleven million, five hundred fifty seven thousand, five hundred (11,557,500) shares of Acquiror Class A Common Stock are issued and outstanding, (ii) two million, eight hundred and seventy-five thousand (2,875,000) shares of Acquiror Class B Common Stock are issued and outstanding, (iii) no shares of Acquiror Preferred Stock are issued and outstanding, (iv) no shares of Acquiror Common Stock or Acquiror Preferred Stock are held in treasury, (v) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) Acquiror Warrants are outstanding, (vi) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Warrants, (vii) eleven million, five hundred thousand (11,500,000) Acquiror Rights are outstanding, and (viii) one million, one hundred fifty thousand (1,150,000) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Rights. Each Acquiror Warrant is exercisable for one share of

Acquiror Class A Common Stock at an exercise price of $11.50. Each Acquiror Right entitles the holder to receive one-tenth (1/10) of one share of Acquiror Class A Common Stock upon the consummation of an initial business combination.

(b) All outstanding Acquiror Units, shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(c) The Equity Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents. The Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d) Except for securities issued by Acquiror as permitted by this Agreement, securities issued as permitted by the Rana Agreement, the Acquiror Warrants and the Acquiror Rights, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e) As a result of the amendment to the Acquiror Certificate of Incorporation, following the consummation of the Rana Agreement, Acquiror shall have a single class structure with each share of Acquiror Common Stock converted into one (1) share of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Acquiror Class A Common Stock”), each Acquiror Warrant shall be exercisable for one (1) share of New Acquiror Class A Common Stock and each set of ten (10) Acquiror Rights shall entitle its holder to one (1) share of New Acquiror Class A Common Stock.

SECTION 5.04. Authority Relative to this Agreement. Acquiror has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is or will at the Closing be a party, the performance by each of Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Transactions (other than the Acquiror Stockholder Approval). This Agreement has been, and the other Transaction Documents to which Acquiror is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is or will at the Closing be a party does not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Acquiror Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and the notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. Acquiror is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any property or asset of Acquiror is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have an Acquiror Material Adverse Effect. Acquiror is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. Absence of Certain Changes or Events. Since March 28, 2022, except as expressly contemplated by this Agreement, (a) Acquiror has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Acquiror Material Adverse Effect.

SECTION 5.08. Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

SECTION 5.09. Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Purchase Price pursuant to this Agreement and the other Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Acquiror.

(b) The only vote of the holders of any class or series of capital stock of Acquiror necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Acquiror Common Stock voted by the stockholders of the Acquiror at a duly held stockholders meeting (the “Acquiror Stockholder Approval”).

SECTION 5.10. Brokers. Except for EF Hutton, a division of Benchmark Investments, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror.

SECTION 5.11. Acquiror Trust Fund. The monies of the trust fund established by Acquiror for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) are invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 18, 2021, between Acquiror and the Trustee (the “Trust Agreement”).

SECTION 5.12. Employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror and its subsidiaries have never employed any employees or retained any contractors. Other than amounts due as set forth in the Acquiror SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and its subsidiaries have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Acquiror, its subsidiaries or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Acquiror or any of its subsidiaries is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.13. Taxes.

(a) Acquiror and its subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by any of them as of the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects; (ii) have timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that Acquiror or its subsidiaries are otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all such Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither Acquiror nor its subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither Acquiror nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(d) Neither Acquiror nor any of its subsidiaries has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(e) Neither Acquiror nor any of its subsidiaries has not made any request for a ruling in respect of Taxes pending between Acquiror or its subsidiaries, on the one hand, and any Tax authority, on the other hand.

SECTION 5.14. Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXD”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDW”. The issued and outstanding Acquiror Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the Nasdaq, or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, Acquiror Warrants, or the Acquiror Rights or terminate the listing of Acquiror on the Nasdaq. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, the Acquiror Warrants, or the Acquiror Rights, under the Exchange Act.

SECTION 5.15. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 5.15 (as modified by the Acquiror Disclosure Schedule), Acquiror hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Acquiror and its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Acquiror and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE TRANSACTION

SECTION 6.01. Conduct of Business by the Company Pending the Transaction.

(a) Each Member agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each of its subsidiaries not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of organization or operating agreement (or equivalent documents in respect of Company subsidiaries);

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any units of Company Membership Interests or any equity interests of any of the Company’s subsidiaries, or any options, warrants, convertible securities or other rights in of any kind to acquire any interest in such Company Membership Interests or subsidiary equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (B) any material assets of the Company or any of its subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any Company Membership Interests or with respect to any equity interests of any of the Company’s subsidiaries;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Membership Interests or any equity interests of any of the Company’s subsidiaries;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of a material portion of stock or assets, or any other business combination) any corporation, partnership, association, joint venture, other business organization or any division thereof in an amount in excess of $50,000 or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any Debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) acquire any ownership interest in any real property;

(vii) limit the right of the Company or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or grant any exclusive or similar rights to any person;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose compensation would exceed, on an annualized basis, $50,000, (E) enter into or amend any collective bargaining agreement or other labor agreement covering employees of the Company or any of its subsidiaries, or (F) grant any Company Options;

(ix) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 3.10(a) of the Company Disclosure Schedule or that the Company or any of its subsidiaries, as applicable, is not prohibited from entering into after the date of this Agreement grant any severance or termination pay to, any director or officer of the Company or applicable subsidiary, other than in the ordinary course of business consistent with past practice;

(x) adopt, amend and/or terminate any material plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(xii) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of material rights of the Company or any of its subsidiaries thereunder, in each case in a manner that is adverse to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company-Owned IP;

(xv) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02. Conduct of Business by Acquiror Pending the Transaction. Except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Acquiror shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Acquiror Organizational Documents or any organizational documents of its subsidiaries, or form any subsidiary of Acquiror other than as set forth on Section 6.02 of the Acquiror Disclosure Schedule;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock, Acquiror Warrants or Acquiror Rights, except for redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror or its subsidiaries;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any Debt securities or options, warrants, calls or other rights to acquire any Debt securities of Acquiror or its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, except to comply with applicable Law;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or its subsidiaries;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to consummation of the Rana Agreement have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any

Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, its subsidiaries or any other person (a) for legal relief against monies or other assets of Acquiror or its subsidiaries held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or its subsidiaries in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01. Proxy Statement.

(a) As promptly as practicable after the execution of the Rana Agreement and this Agreement, and receipt of the PCAOB Audited Financials, Acquiror and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror with respect to the meeting of Acquiror’s stockholders (the “Acquiror Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and (ii) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Acquiror Proposals”). The Member Representative shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock, in each case to be issued or issuable to the Members pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, the Company shall mail the Proxy Statement to the Members and the Acquiror will send mail the Proxy Statement to its stockholders. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to, the Proxy Statement will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Acquiror (in the case of the Proxy Statement),

(ii) the time of the Acquiror Stockholders’ Meeting (in the case of the Proxy Statement) and (iii) consummation of the Rana Agreement (in the case of the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to consummation of the Rana Agreement, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Following the final determination of the Estimated Cash Consideration in accordance with Section 3.03(a), Acquiror and the Company shall mutually agree on the form and substance of a press release setting forth the Purchase Price as of the anticipated Closing Date (the “Purchase Price Announcement”), which the parties shall cause to be publicly disclosed (and which Acquiror shall file on Form 8-K) no later than four (4) Business Days prior to the Acquiror Stockholders’ Meeting.

SECTION 7.02. Acquiror Stockholders’ Meeting.

(a) Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror (but in any event no later than thirty (30) days after the date on which the Proxy Statement is first mailed to stockholders of Acquiror). In the event the Acquiror Stockholders’ Meeting is scheduled to occur less than four (4) Business Days after the publication of the Purchase Price Announcement, Acquiror may, or the Company may direct Acquiror to, recess or adjourn the Acquiror Stockholders’ Meeting until the date such that the meeting would be held on the date that is four (4) Business Days following the publication of the Purchase Price Announcement (in each case to the extent the Acquiror or the Company believes in good faith that such recess or adjournment is required by applicable Law or the rules of the Nasdaq). Acquiror will ensure that all proxies solicited in connection with the Acquiror Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of the Nasdaq. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Acquiror Board shall recommend to its stockholders that they approve the Acquiror Proposals and shall include such recommendation in the Proxy Statement.

SECTION 7.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and Acquiror shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or

COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.03(b) shall be kept confidential in accordance with the confidentiality agreement, dated as of February 22, 2022 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04. Company Solicitation.

(a) From and after the date of this Agreement and ending on the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each of its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement. The Company shall promptly notify Acquiror (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.04(a).

(b) The parties agree that any violation of the restrictions set forth in this Section 7.04(b) by any of the Company’s Representatives shall be deemed to be a breach of this Section  7.04(b) by the Company.

SECTION 7.05. Acquiror Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions (including the Rana Agreement) shall not be deemed a violation of this Section 7.05. Acquiror shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Acquiror also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Acquiror or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Acquiror shall promptly (and in no event later than one (1) Business Day after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Transaction that prohibits Acquiror or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by Acquiror or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.05 by Acquiror.

SECTION 7.06. Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of Acquiror, and the certificate of organization and operating agreement of the Surviving Company, shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Acquiror, and the certificate of formation and operating agreement of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or Acquiror, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, each of the Company and Acquiror shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Acquiror, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.07. Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.07.

SECTION 7.08. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 3.05 necessary for the consummation of the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.10. Tax Matters. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless Acquiror and its affiliates and their respective managers, shareholders, members and Representatives (collectively, the “Indemnified Party”) against and in respect of any and all Taxes, penalties, interests, costs, damages and losses imposed in respect of any consideration paid or payable to such Member under this Agreement.

SECTION 7.11. Compliance with ESR regulations. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to any non-compliance by the Company with any ESR regulations, at the time of signing this Agreement.

SECTION 7.12. Compliance with UBO regulations. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to any non-compliance by the Company with any UBO regulations, at the time of signing this Agreement.

SECTION 7.13. Lease Agreement. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to the Company having not concluded a lease agreement, at the time of signing this Agreement or any failure to comply with any office registration requirements under the applicable laws in SHAMS.

SECTION 7.14. PCAOB Audited Financials. The Company shall deliver true and complete copies of (a) the audited balance sheet of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB not later than thirty (30) days from the date of this Agreement, and (b) to the extent required for the Proxy Statement the audited balance sheet of the Company and its subsidiaries as of December 31, 2022 and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such year, each audited in accordance with the auditing standards of the PCAOB not later than February 14, 2023 (collectively, the “PCAOB Audited Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.15. PCAOB Interim Financials. To the extent required for the Proxy Statement or any other Acquiror SEC Report the Company shall deliver true and complete copies of the unaudited balance sheet of the Company and its subsidiaries and the related unaudited statements of income and comprehensive loss, cash flows and changes in equity of the Company (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in Acquiror SEC Reports: (a) as of September 30, 2022 and for the nine-month period then ended not later than November 14, 2022, (b) as of March 31, 2023 and for the three-month period then ended not later than May 15, 2023 and (c) as of June 1, 2023 and for the six-month period then ended not later than August 14, 2023 (collectively, the “PCAOB Interim Financials” and together with the PCAOB Audited Financials, the “PCAOB Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.16. UBO Filing. Within 10 (ten) days after the Closing Date the Company shall file with SHAMS the change of UBO and shall provide copies of confirmation of receipt from SHAMS of the filing.

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the consummation of the Rana Agreement, the Acquiror Board shall consist of (i) Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Ceema Z. Namazie, as independent directors, and (iii) Mubasshir Karim and Ritesh Suneja as executive directors, the board of directors of the Company shall consist of (i) Suneja as Chairman, and (ii) Sahni, Saiful Khandaker and Mubasshir Karim as directors, and the board of directors of the DS Finworld India Private Limited, the India-based subsidiary of the Company shall consist of (i) Suneja as Chairman, and (ii) Pankaj Satija, Saiful Khandaker and Mubasshir Karim as directors.

(b) Effectuation. Prior to the Closing, the parties shall take all action necessary to effectuate the provisions of this Section 7.17(b).

SECTION 7.18. Minority Interests. The Members shall cause the interests of DS Finworld Pvt Ltd. owned by Rachna Suneja to be transferred to a nominee of Acquiror at or before Closing such that the Acquiror and its nominee shall own 100% of DS Finworld Pvt Ltd. at Closing.

ARTICLE VIII.

CONDITIONS TO THE TRANSACTION

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Acquiror and the Members to consummate the Transactions, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Acquiror in accordance with the Proxy Statement, the Delaware General Corporation Law, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) Stock Exchange Listing. The shares of New Acquiror Class A Common Stock shall be conditionally approved for listing on Nasdaq as of the Closing Date, and immediately following the Closing, Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

SECTION 8.02. Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement) and Section 3.21 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, the Members and the Member Representative, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing.

(c) Escrow Agreement. The Member Representative shall have delivered to Acquiror the Escrow Agreement, duly executed by the Member Representative.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) FIRPTA Tax Certificates. On or prior to the Closing, each of the Members shall deliver to Acquiror a properly executed and duly completed Internal Revenue Service Form W-8BEN.

(g) Tax Residency Certificates. On or prior to the Closing, each of the Members shall deliver to Acquiror the relevant ‘Tax residency certificate’ or any other similar requirements/certifications or evidences, as mandated under any of the domestic tax laws of their respective jurisdiction or territory, in order to claim the benefits of the India-UAE Double Tax Avoidance Agreement and to establish that no Indian withholding Tax is required to be deducted or withheld from the payment of consideration to such Member.

(h) PCAOB Financials. The Company shall have delivered to Acquiror the PCAOB Financials required to be delivered hereunder.

(i) ESR Filing. The Company shall have delivered to Acquiror the duly filed ESR notice and, if applicable, the duly filed ESR report with SMCA or the UAE Ministry of Economy (as required in accordance with the applicable procedure).

(j) UBO Filing. The Company shall have delivered to Acquiror the duly filed copies of the Company’s UBO with SMCA as well deliver copies of confirmation of receipt from SHAMS.

(k) Rana Agreement. The Rana Agreement shall have been consummated.

(l) Trust Fund. The Trust Fund contains funds sufficient to pay the Cash Consideration payable both under this Agreement and under the Rana Agreement, in full.

(m) Due Diligence. Acquiror shall have completed its due diligence exercise on the Company and its subsidiaries, and the Company and its subsidiaries shall have resolved to its satisfaction any issues arising therefrom, including but not limited to, confirmation that each of the Members, the Company and its subsidiaries, have complied with the conditions set forth in Schedule B and Schedule C, as applicable.

SECTION 8.03. Conditions to the Obligations of the Members and the Member Representative. The obligations of the Members and the Member Representative to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.10 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Escrow Agreement. The Acquiror shall have delivered to the Company and Member Representative, the Escrow Agreement, duly executed by the Acquiror.

(d) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03 and Section 8.03(b).

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

SECTION 9.01. Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto and any information or knowledge which any party may have or receive. Notwithstanding the foregoing, other than for fraud or intentional misrepresentation, the representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Sections 9.02(a) shall terminate on, and no claim or Action with respect thereto may be brought, until two (2) years from the Closing; provided, however, that the representations and warranties contained in Section 3.01 (Organization; and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority), Section 3.05 (No Conflict; Required Filings and Consents), Section 3.11 (Labor and Employment Matters), Section 3.12 (Real Property; Title to Assets), Section 3.14 (Taxes), Section 3.21 (Brokers), Section 4.01 (Authority), Section 4.02 (Non-Contravention), Section 4.03 (Ownership of the Company Membership Interests; Title), and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 9.02(a) shall survive indefinitely. Notwithstanding anything in this Section 9.01 to the contrary, the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 9.01, and the liability of any party to this Agreement with respect thereto pursuant to this Section 9.01, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

SECTION 9.02. Indemnification. After the consummation of the Closing, each Member hereby agrees to jointly and severally indemnify and hold harmless the Indemnified Parties for, from, and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with or otherwise in respect of:

(a) the inaccuracy or breach, as of the date of this Agreement or the Closing Date, of any representation or warranty of the Company or any Member contained in or made pursuant to Article III or Article IV of this Agreement, or in any certificate or instrument delivered by a Member at the Closing in connection therewith (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification, except that the “Material Adverse Effect” qualification contained in Section 3.08 (Absence of Certain Changes) will not be deemed deleted);

(b) the breach by any Member or the failure of any Member or the Member Representative to perform, any of its covenants or other agreements contained in this Agreement; or

(c) the breach by any Member or the failure of any Member or the Member Representative to satisfy any condition set forth on Schedule B or Schedule C.

Notwithstanding the foregoing, except with respect to the inaccuracy or breach of the representations and warranties contained in or made pursuant to Section 3.01 (Organization; and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority), Section 3.05 (No Conflict; Required Filings and Consents), Section 3.11 (Labor and Employment Matters), Section 3.12 (Real Property; Title to Assets), Section 3.14 (Taxes), Section 3.21 (Brokers), Section 4.01 (Authority), Section 4.02 (Non-Contravention), Section 4.03 (Ownership of the Company Membership Interests; Title) or for fraud or intentional misrepresentation, the Members shall not be required, pursuant to Section 9.02(a), to indemnify and hold harmless Indemnified Parties until the aggregate amount of Losses equals or exceeds $600,000 (six hundred thousand dollars) (the “Basket Amount”), in which case the Members shall be liable for the aggregate amount of all Losses hereunder, including the Basket Amount.

SECTION 9.03. Indemnification Procedures.

(a) If any Indemnified Party has a claim or receives actual notice of any claim, or the commencement of any proceeding that is reasonably likely rise to an obligation on the part of a Member, other than for a Third Party Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Section 9.03(a), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to give prompt written notice to the Indemnifying Party shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party.

(b) Upon receipt by an Indemnified Party of actual notice of a claim, or the commencement of any Action, by a third party that could give rise to an obligation to provide indemnification pursuant to this Section 9.03(b) (a “Third Party Claim”), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to give prompt written notice to the Indemnifying Party shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such claim.

(c) Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the claim in reasonable detail. If the Indemnifying Party confirms in writing to the Indemnified Party within thirty (30) days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such thirty (30) day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such thirty (30) days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the agreement of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified

Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; and (iii) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Parties from all liability arising out of such Action and does not require the Indemnified Party to admit to any fault or wrongdoing.

(d) Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise): (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such proceeding; (iii) any matter relating to Taxes of the Company or any subsidiary for periods after the Closing Date; (iv) any Action that is the subject of a Third Party Claim pursuant to Section 9.02(a) prior to such time as the aggregate amount of the Losses of Indemnified Parties pursuant to such Third Party Claim and all prior indemnification claims pursuant to this Article IX are not reasonably expected to exceed the Basket Amount; and (v) any criminal proceeding.

(e) If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of his, her or its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise). In connection with any defense of a Third Party Claim, all of the parties hereto shall, and shall cause their respective affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

(f) For avoidance of doubt, any notice(s) otherwise required to be given to a Member pursuant to this Article IX will be given to the Member Representative.

SECTION 9.04. Payment of Indemnification Claims.

(a) Direct Payment. If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be payable in cash on demand. The Member Representative shall cause the Members to make payment to the Indemnified Party by wire transfer of immediately available funds of their Pro Rata Share of the applicable Loss. If the Members fail to make payment to the Indemnified Party of the applicable Loss within seven (7) Business Days of the applicable demand, then the Acquiror may, in its sole discretion (i) seek to enforce the Indemnified Party’s demand pursuant to Section 11.08 hereof or (ii) cause the forfeiture and cancellation of that number of shares of New Acquiror Class A Common Stock held by each Member, which is equal to the quotient obtained by dividing each such Member’s share (whether the Pro Rata Share or otherwise, as applicable) of the Loss by the then-market value of New Acquiror Class A Common Stock and rounding up to the nearest whole share. In order to effectuate such forfeiture and cancellation, the Member Representative shall cause the prompt delivery of such shares by each Member to Acquiror in certificated or book entry form (at the election of Acquiror) for cancellation by Acquiror.

(b) Adjustment to Purchase Price. Any payment made by any Member pursuant to this Article IX will be deemed an adjustment to the Purchase Price.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Members and the stockholders of the Acquiror, as follows:

(a) by mutual written consent of Acquiror and the Member Representative; or

(b) by either Acquiror or the Member Representative if the Closing shall not have occurred prior to the date that is twelve (12) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Acquiror or the Member Representative if any Governmental Authority in the U.S. shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d) by either Acquiror or Member Representative if any of the Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror upon termination of the Rana Agreement; or

(f) by Acquiror if the Company has not complied with the specific conditions precedent set forth in Schedule B within thirty (30) days from the date hereof; or

(g) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of any Member set forth in this Agreement, or if any representation or warranty of any Member shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Member Breach”); provided, however, that Acquiror has not waived such Terminating Member Breach and Acquiror is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Member Breach is curable by the applicable Member, Acquiror may not terminate this Agreement under this Section 10.01(g) for so long as such Member continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the applicable Member; or

(h) by the Member Representative upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Acquiror Breach”); provided, however, that Member has not waived such Terminating Acquiror Breach and no Member is then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, the Member Representative may not terminate this Agreement under this Section 10.01(h) for so long as Acquiror continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Member Representative to Acquiror; or

(i) by Acquiror if the PCAOB Financials shall not have been delivered to Acquiror by the Member Representative on or before the dates required hereunder.

SECTION 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Acquiror:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker, Chief Executive Officer & Founder

Email: saiful@fintechecosys.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Constantine Petropoulos

Email: constantine.petropoulos@hugheshubbard.com

if to the Member Representative:

Monisha Sahni

Flat No. 104, Sharjah Main City

Shk Majed Bin Saqr

Al Qasimi St Sharjah – 500001

UNITED ARAB EMIRATES

Email: monishasahni19@gmail.com

SECTION 11.02. Member Representative.

(a) Each Member hereby irrevocably constitutes and appoints Sahni as such Member’s attorney-in-fact and agent in connection with the execution and performance of its duties under this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of such Member.

(b) Each Member hereby irrevocably grants the Member Representative full power and authority: (i) to execute and deliver, on behalf of such Member, and to accept delivery of, on behalf of such Member, the Ancillary Agreements and such other documents as may be deemed by the Member Representative, in its sole discretion, to be appropriate to complete the Transactions; (ii) to endorse and to deliver on behalf of such Member, transfer instruments representing the Company Membership Interests to be exchanged by such Member at the Closing; (iii) to acknowledge receipt at the Closing of the consideration payable to such Member at the Closing, and to designate the manner of payment of such consideration; (iv) to (A) negotiate and compromise, on behalf of such Member, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (B) execute, on behalf of such Member, any settlement agreement, release or other document with respect to such dispute or remedy; (v) to give or agree to, on behalf of such Member, any and all consents, waivers, amendments or modifications, deemed by the Member Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (vi) to enforce, on behalf of such Member, any claim against Acquiror arising under this Agreement; (vii) to engage attorneys, accountants and agents at the expense of such Member; (viii) to agree, on behalf of such Member, to amend this Agreement (other than this Section 11.02(b)) or any of the instruments to be delivered to Acquiror by such Member pursuant to this Agreement; and (ix) to give such instructions and to take such action or refrain from taking such action, on behalf of such Member, as the Member Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

(c) Each Member agrees to the following: (i) in all matters in which action by the Member Representative is required or permitted, the Member Representative is authorized to act on behalf of such Member, notwithstanding any dispute or disagreement between such Member and the Member Representative, and Acquiror will be entitled to rely on any and all action taken by the Member Representative under this Agreement without any liability to, or obligation to inquire of, any Member, notwithstanding any knowledge on the part of Acquiror of any such dispute or disagreement; (ii) notice to the Member Representative, delivered in the manner provided in Section 11.01, shall also be deemed to be notice to such Member for purposes of this Agreement; and (iii) the power and authority of the Member Representative, as described in this Agreement, will continue in force until all rights and obligations of such Member under this Agreement will have terminated, expired or been fully performed.

(d) Each Member agrees that, notwithstanding the foregoing, at the request of Acquiror, such Member shall take all actions necessary or appropriate to complete the Transactions (including, with respect to such Member, delivery of the Company Membership Interests and acceptance of the Pro Rata Share of the Purchase Price therefor) individually on such Member’s own behalf, and to deliver any other documents required of such Member pursuant to the terms hereof.

SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 11.05 and Article IX (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 11.07. Arbitration. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by three (3) arbitrators appointed in accordance with the said Rules then in effect, which Rules are deemed to be incorporated by reference in this clause. The arbitration shall be conducted in English and sited in London, England. Any award rendered by the arbitrators may be enforced in any court of competent jurisdiction.

SECTION 11.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transaction) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the U.S. located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 11.11. Expenses. Except as set forth in this Section 11.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transaction is consummated. For avoidance of doubt, all legal, financial, accounting and other expenses of the Company incurred prior to the Closing in connection with this Agreement or the Transactions contemplated hereby, are the responsibility of the Company, and shall be paid on or prior to the Closing.

SECTION 11.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 11.13. Waiver. At any time prior to the Closing, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror, (b) waive any inaccuracy in the representations and warranties of Acquiror contained herein or in any document delivered by Acquiror pursuant hereto and (c) waive compliance with any agreement of Acquiror or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, Acquiror, the Members and the Member Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACQUIROR:

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By	/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: Chief Executive Officer

MEMBERS:

/s/ Rachna Suneja
RACHNA SUNEJA

RITSCAPITAL, LLC

By	/s/ Ritesh Suneja
Name: Ritesh Suneja
Title: President

/s/ Monisha Sahni
MONISHA SAHNI

MEMBER REPRESENTATIVE:

/s/ Monisha Sahni
MONISHA SAHNI

SCHEDULE A

Company Knowledge Parties

Pankaj Satija

Rachna Suneja

Ankit Agarwal

EXHIBIT A

Form of Escrow Agreement

[SEE ATTACHED]

ESCROW AGREEMENT

This Escrow Agreement dated as of [●], 2022 (this “Escrow Agreement”) is among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and Monisha Sahni, as the representative of the members (“Member Representative”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Business Combination Agreement dated as of [●], 2022 (the “BCA”) among Acquiror, Monisha Sahni, Rachna Suneja, Ritscapital LLC, a limited liability company organized in the United Arab Emirates (the “Company”), and Member Representative, pursuant to which, among other things, Acquiror purchased Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of Acquiror. Monisha Sahni, Rachna Suneja and Ritscapital LLC are collectively referred to herein as the “Members”.

On the date of this Escrow Agreement, the following will be deposited by Acquiror with Escrow Agent: [●] (the “Escrow Amount”) into an escrow account established pursuant to this Escrow Agreement (the “Escrow Account”).

In accordance with the terms and conditions of the BCA, Acquiror and Member Representative, acting on behalf of the Members, have agreed that Acquiror and Member Representative may proceed against the amount held in the Escrow Account in order to recover any amount owed (i) to Acquiror by Members or (ii) to Members by Acquiror upon determination of the Final Cash Consideration pursuant to Section 2.04 of the BCA.

The parties acknowledge that Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the BCA, that all references in this Escrow Agreement to the BCA are for convenience, and that Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquiror, Member Representative and Escrow Agent agree as follows:

1.    Appointment of Escrow Agent. Acquiror and Member Representative, on behalf of the Members, hereby appoint Computershare Trust Company, N.A., a national association organized under the laws of the United States, as escrow agent under this Escrow Agreement, and Escrow Agent hereby accepts such appointment.

2.    Establishment of Escrow Fund.

(a)    Concurrently herewith, Acquiror is depositing (or causing to be deposited) the Escrow Amount with Escrow Agent pursuant to Section 2.01(b)(ii) of the BCA by wire transfer of immediately available funds to the bank account specified in Section 6(a) hereof, and Escrow Agent will, as soon as practicable, upon receipt thereof, acknowledge receipt of the Escrow Amount.

(b)    Escrow Agent agrees to hold and dispose of the Escrow Amount minus any payments made hereunder (hereinafter collectively referred to as the “Escrow Fund”) in accordance with the terms and conditions of this Escrow Agreement.

(c)    Escrow Agent is hereby authorized and directed to deposit, transfer and hold the Escrow Fund.

(d)     Acquiror and Member Representative acknowledge that the Escrow Fund is non-interest-bearing pursuant to Schedule D hereto, and no amounts shall therein be invested. Acquiror and Member Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(e)    Acquiror and Member Representative agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. Each of the Acquiror and Member Representative may obtain confirmations at no additional cost upon its written request.

3.    Disposition of Escrow Fund.

(a)    In the event that the Final Cash Consideration is less than the Estimated Cash Consideration, Acquiror and Member Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 2.04 of the BCA, shall give a joint written instruction (“Joint Written Instruction”) to Escrow Agent in substantially the same form of Schedule C attached hereto, authorizing the release of the amount of such deficiency to Acquiror from the Escrow Account to Acquiror, and authorizing the release of the remaining balance, if any, in the Escrow Account as directed by the Member Representative. In the event that the Final Cash Consideration is equal to or greater than the Estimated Cash Consideration, Acquiror and Member Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 2.04 of the BCA, shall give a Joint Written Instruction to Escrow Agent to release all amounts in the Escrow Account to either the Member Representative or Acquiror.

(b)    Notwithstanding anything contained herein to the contrary, the Escrow Agent shall release the Escrow Amount, or any portion thereof, pursuant to any Joint Written Instruction received from Acquiror and Member Representative from time to time.

(c)    All disbursements pursuant to this Section 3 will be made by Escrow Agent within two (2) Business Days after Escrow Agent confirms the applicable funds transfer instructions in accordance with the security procedures set forth in Section 4(b).

4.    Disposition of Any Escrow Fund By Agreement of the Parties; Conflicting Demands.

(a)    Escrow Agent may dispose of all or a portion of the Escrow Fund only in accordance with a Joint Written Instruction signed by Acquiror and Member Representative, whether such disposition is pursuant to Section 3 of this Escrow Agreement or otherwise, or in accordance with the following provisions of this Section 4(a). If conflicting or adverse claims or demands are made or notices served upon Escrow Agent with respect to the Escrow Fund provided for herein, then Escrow Agent shall refrain from complying with any such claim or demand so long as such disagreement shall continue. In so doing, Escrow Agent shall not be or become liable for damages, losses, costs, expenses or interest to any individual or entity (each, a “Person”) for its failure to comply with such conflicting or adverse demands. Escrow Agent may continue to so refrain and refuse to act until it shall have received certification satisfactory to it that such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction that is not subject to further appeal or other appellate review, (upon which certificate Escrow Agent shall be entitled to conclusively rely without further investigation), or shall have been settled by agreement of the parties to such controversy, in which case Escrow Agent shall be notified thereof in a written notice signed by Acquiror and Member Representative. Escrow Agent may seek the advice of legal counsel in any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. Escrow Agent may also elect to commence an interpleader or other action for declaratory judgment for the purpose of having the respective rights of the claims adjudicated, and may deposit with the court all funds held hereunder pursuant to this Escrow Agreement; and if it so commences and deposits, Escrow Agent shall be relieved and discharged from any further duties and obligations under this Escrow Agreement.

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(b)    Escrow Agent shall confirm each funds transfer instruction received in the name of a party (either Acquiror and Member Representative, as the case may be) by means of the security procedure selected by such party and communicated to Escrow Agent through a signed certificate in the form of Schedule A-1 or Schedule A-2, which upon receipt by Escrow Agent shall become a part of this Escrow Agreement. Once delivered to Escrow Agent, Schedule A-1 or Schedule A-2 may be revised or rescinded only by a writing signed by an authorized representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford Escrow Agent a reasonable opportunity to act on it. If a revised Schedule A-1 or Schedule A-2 or a rescission of an existing Schedule A-1 or Schedule A-2 is delivered to Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation reasonably satisfactory to Escrow Agent showing that such entity has succeeded to the rights and responsibilities of such party under this Escrow Agreement.

(c)    Acquiror and Member Representative understand that Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that Escrow Agent shall not be liable for any loss caused by any such delay.

5.    Taxation Matters.

(a)    All income of the Escrow Fund shall be taxable to Acquiror as of the end of each calendar year and to the extent required by the Internal Revenue Service, whether or not such income was disbursed during such calendar year. For certain payments made pursuant to this Escrow Agreement, Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to Escrow Agent prior to the date of this Escrow Agreement, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for Escrow Agent to satisfy its reporting and withholding obligations under the Code. To the extent any such forms to be delivered under this Section 5(a) are not provided prior to the date of this Escrow Agreement or by the time the related payment is required to be made or are determined by Escrow Agent to be incomplete and/or inaccurate in any respect, Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Amount or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(b)    The parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. The parties hereby agree that they shall provide Escrow Agent with such information as Escrow Agent may request including, but not limited to, each party’s name, physical address, tax identification number and other information that will assist Escrow Agent in identifying and verifying each party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

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6.    Wire Transfer Instructions.

(a)    All deposits or payments to be made to Escrow Agent into the Escrow Accounts under this Escrow Agreement shall be made by wire transfer of immediately available funds to the following accounts:

Bank:	Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94104

ABA#:	121-000-248
Account No:	0001038377
Account Name:	CTCNA FBA Admin Wire Clearing
F/F/C:	9961800
Ref:	Mobitech International LLC

or to such other account as Escrow Agent may designate in writing to Acquiror and Member Representative.

(b)    All payments required to be made by Escrow Agent to Acquiror and Members as directed by the Member Representative under this Escrow Agreement shall be made by wire transfer of immediately available funds to such accounts as Acquiror and Member Representative, as applicable, may designate in writing to Escrow Agent.

7.    Duties etc. of Escrow Agent.

(a)    Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Escrow Agent shall not be bound by any waiver, modification, amendment, termination, cancellation or revision of this Escrow Agreement, unless any of the foregoing is in writing and signed by all parties hereto. Escrow Agent shall not be bound by any assignment by any party hereto of its rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor. Notwithstanding the foregoing, no assignment of this Escrow Agreement by Acquiror or Member Representative shall have any effect unless all “know your customer” due diligence has been performed to Escrow Agent’s reasonable satisfaction prior to any such assignment. Escrow Agent shall perform any acts ordered by a court of competent jurisdiction. The obligations and duties of Escrow Agent are confined to those contained in this Escrow Agreement.

(b)    Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Schedule B. Each of Acquiror and Member Representative shall bear 50% of the fees and costs shown on Schedule B due on the date hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. Escrow Agent shall have and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

(c)    Acquiror and Member Representative, on behalf of the Members, shall severally and not jointly each indemnify Escrow Agent for, and to defend and hold it harmless against, one-half of all claims, suits,

4

actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by Escrow Agent of, any of Escrow Agent’s duties under this Escrow Agreement, except as shall be finally adjudicated to have been a direct result of Escrow Agent’s willful misconduct or gross negligence under this Escrow Agreement. The foregoing indemnity shall survive the termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(d)    Except in cases of Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be fully protected by acting in reliance upon any certificate, statement, request, notice, advice, direction or other agreement or instrument or signature believed by Escrow Agent to be genuine, by assuming that any Person purporting to give Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Escrow Agreement or Escrow Agent’s duties hereunder, has been duly authorized to do so, or by acting or failing to act in good faith on the advice of any counsel retained by Escrow Agent. Escrow Agent may perform any and all of its duties through its agent, representatives, attorneys, custodians and/or nominees. Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a direct result of its willful misconduct or gross negligence under this Escrow Agreement. Each party to this Escrow Agreement represents and warrants that it and each person signing this Escrow Agreement on its behalf has all power and authority or legal capacity, as applicable, to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by it in connection with this Escrow Agreement, that such execution and delivery has been duly authorized, and that, assuming the authorization, execution and delivery of this Escrow Agreement by each of the other parties hereto, this Escrow Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(e)    Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any party or any other Person. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement.

(f)    No provision of this Escrow Agreement shall require Escrow Agent, in the performance of its duties or the exercise of its rights hereunder, to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

(g)    In the event that the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(h)    The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

(i)    Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond

5

its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; and acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(j)    ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

8.    Resignation; Successor Escrow Agent.

(a)    Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days prior written notice of such resignation to Acquiror and Member Representative specifying the date when such resignation shall take effect; provided, however, that no such resignation shall be effective unless and until Acquiror and Member Representative have selected a successor escrow agent and such successor escrow agent shall have assumed all of the obligations of Escrow Agent hereunder. Upon receipt of written notice from Acquiror and Member Representative that a successor escrow agent has been selected and assumed the obligations of Escrow Agent hereunder, Escrow Agent shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and shall thereafter have no further obligations hereunder. If Acquiror and Member Representative have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, Escrow Agent shall deliver the Escrow Fund to such other person designated in accordance with written instructions signed by Acquiror and Member Representative, and if such written instructions are not provided, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

(b)    Acquiror, on the one hand, and Member Representative, on the other hand, acting together shall have the right to terminate the appointment of Escrow Agent hereunder for any or no reason by giving notice in writing of such termination to Escrow Agent, specifying the date upon which such termination shall take effect. In the event of such termination, Acquiror and Member Representative agree that they will jointly appoint a successor escrow agent, which shall be a nationally recognized trust company or banking institution, within thirty (30) calendar days of such notice, and Escrow Agent hereby agrees that it shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and that it shall thereafter have no further duties or obligations hereunder. Upon receipt of the Escrow Fund, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

(c)    In the event of the resignation or removal of Escrow Agent or upon the termination of this Escrow Agreement pursuant to Section 9 and if requested in writing by either Acquiror or Member Representative, Escrow Agent shall render to Acquiror and Member Representative and to the successor escrow agent, if any, an accounting in writing of the property constituting the Escrow Fund and all distributions therefrom.

9.    Termination of the Escrow Agreement. This Escrow Agreement, except for Sections 5, 7(c), 7(d) and 7(j) which shall survive termination, shall continue in effect until the earlier of: (a) the date on which the balance of the Escrow Fund is zero, (b) the deposit of the entirety of the Escrow Fund by the Escrow Agent with a court

6

of competent jurisdiction or successor escrow agent in accordance with the provisions of this Escrow Agreement, or (c) termination of this Escrow Agreement by the written consent of the Acquiror and Member Representative.

10.    Miscellaneous.

10.1.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties. This Escrow Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Escrow Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

10.2.    Governing Law.

(a)    This Escrow Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of New York that apply to contracts made and performed entirely within such state.

(b)    Each party to this Escrow Agreement hereby irrevocably and unconditionally:

(i)    (A) agrees that any suit, action or proceeding instituted against such party by Escrow Agent with respect to this Escrow Agreement may be instituted and that any suit, action or proceeding by it against Escrow Agent with respect to this Escrow Agreement shall be instituted only in the federal or state courts sitting in the State of New York (and appellate courts from any of the foregoing), (B) consents and submits, for such party and such party’s property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against such party by Escrow Agent or such party’s property by Escrow Agent and (C) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(iii)    (A) waives any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement brought in any court specified in Section 10.2(b)(i)(B), (B) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (C) agrees not to plead or claim either of the foregoing.

(c)    EACH PARTY TO THIS ESCROW AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE AND AGREES THAT ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

7

10.3.    Entire Agreement; No Third Party Beneficiary. This Escrow Agreement (including all Schedules) contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Escrow Agreement are superseded and canceled by, this Escrow Agreement. This Escrow Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

10.4.    Expenses. Except as otherwise specified in this Escrow Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Escrow Agreement and the transactions contemplated by this Escrow Agreement shall be borne by the party incurring such costs and expenses.

10.5.    Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, e-mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Part I of Schedule A-1 or A-2, as applicable) or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (or, if so delivered or transmitted after normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to Acquiror, to:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Email: [                    ]

Attention: [                    ]

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: chuck.samuelson@hugheshubbard.com

Attention: Charles A. Samuelson

If to Member Representative, to:

Monisha Sahni

904, Al Thuraiya Tower, Near Arab Mall

Al Taawan, Sharjah, United Arab Emirates

If to Escrow Agent:

Computershare Trust Company, N.A.

CTSO Mail Operations

Attn: Donna Nascimento, Corporate Trust Services

MAC: N9300-070

8

600 South 4th Street 7th Floor

Minneapolis, MN 55415

Telephone: (667) 786-1741

Facsimile: (866) 918-0487

Email: donna.nascimento@computershare.com

10.6.    Binding Agreement, Successors and Assigns. Acquiror, Member Representative and Escrow Agent each represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that, assuming the valid authorization, execution and delivery by each of the other parties hereto, this Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Escrow Agreement without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Escrow Agreement shall be null and void ab initio. Notwithstanding the foregoing, any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.7.    Headings. The Section, Article and other headings contained in this Escrow Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Escrow Agreement.

10.8.    Amendments and Waivers. This Escrow Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.9.    Interpretation; Absence of Presumption.

(a)    For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Escrow Agreement as a whole (including all of the Schedules) and not to any particular provision of this Escrow Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Escrow Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Escrow Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)    With regard to each and every term and condition of this Escrow Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time

9

the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Escrow Agreement.

10.10.    Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Escrow Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.11.    Business Days. If any date provided for in this Escrow Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day. As used herein, “Business Day” means any day except Saturday, Sunday, federal holiday or any other day on which commercial banks in New York, New York or Escrow Agent are authorized or required by law to remain closed.

10.12.    Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Acquiror or Member Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.

10.13.    Publication; Disclosure. By executing this Escrow Agreement, Acquiror, Member Representative and Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure (subject to the parties’ right to enforce this Escrow Agreement), including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein in contravention of the previous sentence, including the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other parties at the time of execution of this Escrow Agreement (or the applicable subsequent time) of the legal requirement to do so. All obligations of Escrow Agent under this Section 10.13 are subject to and consistent with Section 7(j).

[The next page is the signature page.]

10

The parties have executed and delivered this Escrow Agreement as of the date first written above.

ACQUIROR:
FINTECH ECOSYSTEM DEVELOPMENT CORP.

By:
Name:
Title:

MEMBER REPRESENTATIVE:

MONISHA SAHNI

ESCROW AGENT:
COMPUTERSHARE TRUST COMPANY, N.A., solely in its capacity as Escrow Agent hereunder

By:
Name:
Title:

ESCROW AGREEMENT

SCHEDULE A-1

Acquiror certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Acquiror, and that the option checked in Part III of this Schedule A-1 is the security procedure selected by Acquiror for use in verifying that a funds transfer instruction received by Escrow Agent is that of Acquiror.

Acquiror has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-1, Acquiror acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Acquiror.

NOTICE: The security procedure selected by Acquiror will not be used to detect errors in the funds transfer instructions given by Acquiror. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Acquiror take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Acquiror

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒

Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1. Acquiror understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Acquiror further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Acquiror wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Acquiror chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*

The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this    day of September, 2022.

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By
Name:
Title:

SCHEDULE A-2

Member Representative certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Member Representative, and that the option checked in Part III of this Schedule A-2 is the security procedure selected by Member Representative for use in verifying that a funds transfer instruction received by Escrow Agent is that of Member Representative.

Member Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-2, Member Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in their name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Member Representative.

NOTICE: The security procedure selected by Member Representative will not be used to detect errors in the funds transfer instructions given by Member Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Member Representative takes such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Member Representative

Name	Title	Telephone Number	E-Mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒

Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2. Member Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Member Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☒	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Member Representative wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Member Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*

The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this    day of September, 2022.

MONISHA SAHNI, as Member Representative

SCHEDULE B

Fees of Escrow Agent

SCHEDULE C

Form of Joint Written Instruction

[Date]

Computershare Trust Company, N.A.

CTO Mail Operations

Attention: Donna Nascimento, Corporate Trust Services

MAC: N9300-070

600 South 4th Street 7th Floor

Minneapolis, MN

E-mail: donna.nascimento@computershare.com

RE: Joint Written Instruction—Escrow Acct. No. [                ]

Dear Ms. Nascimento:

Pursuant to Section 3 of that certain Escrow Agreement, dated as [                ] (the “Escrow Agreement”), by and among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and Monisha Sahni, as the representative of the Members (“Member Representative”), Acquiror and Member Representative hereby jointly instruct the Escrow Agent to release the Escrow Fund to [Acquiror / Member Representative] in the following amounts and by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

To Acquiror:

Amount:	[$ ]
Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

To Member Representative:

Amount:	[$ ]
Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

[If the entire Escrow Fund is distributed: Upon distribution of the entire Escrow Fund, the Escrow Agreement shall terminate in accordance with Section 9 thereof.] This Joint Written Instruction may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties.

[Signature Page Follows]

ACQUIROR:

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By:
Name:
Title:

MEMBER REPRESENTATIVE:

MONISHA SAHNI

SCHEDULE D

Cash Investment Direction Form

Direction to use the following Computershare Trust Company, N.A. (Computershare) Deposit Option for cash balances for the following account(s) and all subaccounts thereof:

Account name:	Fintech Ecosystem Development Corp/D. Kretzmer Esc
Account number(s):

You are hereby directed to deposit, as indicated below, or as I/We shall direct further in writing from time to time, all cash in the account(s) in the following bank deposit option:

Computershare Essential Non Interest Bearing Deposit Option (ENIB) (SEI CUSIP = VP7000384)

I/We acknowledge that I/We have full power and authority to direct investments of the account(s).

I/We acknowledge that funds are deposited with investment grade financial institutions as rated by S&P, Moody’s and Fitch.

I/We understand that Computershare shall not be obligated to pay any interest to the account(s).

I/We understand that I/We may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I/We understand that Computershare may from time to time receive compensation in connection with such deposits or investments.

I/We understand that Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit or investment made by Computershare in accordance with this direction, including any losses resulting from a default by any bank, financial institution or other third party.

EXHIBIT B

Form of General Release

[SEE ATTACHED]

EXECUTION VERSION

GENERAL RELEASE

This General Release, dated as of September     , 2022 (this “General Release”), is entered into by and between [●] (the “Releasor”) and Mobitech International LLC, a limited liability company organized in the United Arab Emirates (together with its subsidiaries, the “Company”). Capitalized terms used but not defined in this General Release have the meanings assigned to them in that certain Business Combination Agreement, dated as of September     , 2022 (as currently in effect, the “BCA”), by and among Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”), Monisha Sahni, Rachna Suneja and Ritscapital Capital LLC, a limited liability company organized in the United Arab Emirates, with Monisha Sahni also acting as the Member Representative.

In connection with and as contemplated by the BCA, and as a condition and inducement to the willingness of Acquiror to consummate the Transactions, on the terms and subject to the conditions set forth in this General Release, the Releasor, for himself, herself or itself, and for certain other parties, desires to release the Company and certain related parties, and has agreed to execute and deliver this General Release.

1.    For good and valuable consideration including intra alia the Acquiror consummating the Transactions, the receipt and legal sufficiency of which is acknowledged by the Releasor, the Releasor knowingly and voluntarily covenants not to sue and hereby fully and forever releases, acquits and discharges the Company and, as applicable, its past, present and future interest holders, shareholders, members, partners, directors, officers, managers, employees, individual independent contractors, agents and representatives (collectively, “Representatives”), and the successors and past, present and future assigns of all of the foregoing (collectively, the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, and whether known or unknown, suspected, or claimed against any of the Released Parties that the Releasor or any of his, her or its Affiliates, Representatives, Affiliates’ respective Representatives, spouse, and the successors and past, present and future assigns of all of the foregoing has ever had, may now have, or hereafter can, shall or may have relating in any way to or in connection with any matter or thing (including events, facts, matters or circumstances occurred, occurring or existing) at any time prior to, or simultaneously with, the Closing (subject to the proviso below, all of the foregoing collectively referred to herein as the “Claims”); provided, however, that no release is given hereunder in respect of (and the term “Claims” as defined hereunder shall not include) any claims that Releasor may have: (a) under the BCA or any Ancillary Agreement; (b) for unpaid salaries, bonuses, incentive compensation, employee benefits, or expense reimbursements accrued, earned and owed, pursuant to the terms of Releasor’s employment with the Company, in each case, as of immediately prior to the Closing and to the extent reflected in the Acquiror Statement as finally determined pursuant to Section 2.04(e) of the BCA; or (c) for contribution, indemnification or advancement of expenses pursuant to the Company’s Operating Agreement, or directors’ and officers’ liability insurance policies (including any policy providing coverage for combined fiduciary and employment practices liability), in each case in existence of immediately prior to the Closing (including the run-off directors and officers “tail” insurance policy as contemplated by Section 7.06(b) of the BCA).

2.    The Releasor represents and warrants that he, she or it has made no assignment or transfer of any of the Claims herein above mentioned or implied (or any portion of any recovery or settlement to which the Releasor may be entitled to in connection with the Claims).

3.    It is the intent of the Releasor that the provisions of Section 1 shall be effective as a general release of all Claims. In furtherance of this intention (and notwithstanding anything in Section 9 that would cause California law to be inapplicable), each Releasor acknowledges that he, she or it is familiar with and expressly waives any and all rights that might be claimed by the undersigned by reason of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

4.    In signing this General Release, the Releasor acknowledges and intends that it shall be effective as a bar to each and every one of the Claims herein above mentioned or implied. The Releasor expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied. The Releasor acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver Acquiror would not have agreed to consummate the transactions contemplated by the BCA. The Releasor further agrees that in the event it should assert any Claim seeking damages against any of the Released Parties, this General Release shall serve as a complete defense to any such Claim. The Releasor further agrees that to the knowledge of the Releasor there does not exist any Claim of the type described in or implied by Section 1 hereof and he, she or it is not aware of any pending or threatened Claims of the type described in or implied by Section 1 hereof.

5.    The Releasor agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any Released Party or the Releasor of any improper or unlawful conduct.

6.    The Releasor also agrees that if he, she or it violates this General Release by suing any Released Parties, the Releasor will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

7.    The Releasor acknowledges and agrees that the Releasor may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this General Release and further acknowledges and agrees that this General Release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

8.    The Releasor agrees that this General Release is confidential and agrees not to disclose any information regarding the terms of this General Release, except to any tax, legal or other counsel the Releasor has consulted regarding the meaning or effect hereof or as required by law, and the Releasor will instruct each of the foregoing not to disclose the same to anyone.

9.    The provisions of Article X of the BCA (including Section 10.07 (Governing Law) and 10.08 (Waiver of Jury Trial) shall, mutatis mutandis, apply to this General Release.

10.    BY SIGNING THIS GENERAL RELEASE, THE UNDERSIGNED RELEASOR REPRESENTS AND AGREES THAT HE, SHE OR IT:

(a)    HAS READ THIS GENERAL RELEASE CAREFULLY;

(b)    UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE, SHE OR IT IS GIVING UP IMPORTANT RIGHTS;

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(c)    VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

(d)    HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION THE UNDERSIGNED HAS CHOSEN NOT TO DO SO OF HIS, HER OR ITS OWN VOLITION;

(e)    HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE THE UNDERSIGNED WITH RESPECT TO IT; AND

(f)    AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BUYER AND BY THE UNDERSIGNED.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this General Release as of the date first written above.

RELEASOR

Name:

MOBITECH INTERNATIONAL LLC

By:
Name:
Title:

[Signature Page to General Release]

EXHIBIT C

Form of Assignment of Company Membership Interests

[SEE ATTACHED]

SALE OF SHARES AGREEMENT

This Sale of Shares Agreement (“Agreement”) is made effective as of                      (“Effective Date”)

BY AND BETWEEN

1.	, holder of passport number (“Seller”); and

2.	, holder of passport number (“Buyer”).

(Each a ‘Party’ and collectively ‘Parties’).

WHEREAS, the Seller owns              of shares (“Shares”) in                     , with business license number                      (“Company”), established pursuant to the laws and regulations of Sharjah Media City Free Zone (“Shams”).

WHEREAS, the Seller wishes to sell              of the Shares and the Buyer wishes to obtain such Shares, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants, the Parties agree as follows:

1.	GENERAL

1.1.	Subject to the approval of Shams, the Seller hereby agrees to sell, transfer, and deliver ownership of the Shares to the Buyer.

1.2.	The Seller warrants that the Shares, their respective rights, title, and interest shall be transferred to the Buyer free and clear of any encumbrances.

1.3.

The Seller further covenants to effectuate all necessary administrative procedures, to render the sale of Shares effective, whether related to the regulations imposed by Shams or the Federal Laws of the United Arab Emirates.

1.4.	The Parties agree to execute the following to render this Agreement valid and binding:

i.	Registration of the Buyer as a shareholder within Shams’ records; and

ii.	Completion of all necessary formalities and administrative procedures to reflect the Company’s proposed shareholding amendments.

2.	PURCHASE PRICE

2.1.	In exchange of the Shares, the Parties may mutually decide on consideration to be paid by the Buyer to the Seller.

2.2.	The Parties agree and acknowledge that the consideration, if applicable, shall be decided mutually.

2.3.

In addition to any potential consideration, the Parties further covenant and agree to pay, in full, any costs, expenses, and charges, levied by Shams, in connection with the fulfilment of this Agreement.

3.	OWNERSHIP AND TITLE

3.1.

Upon execution of the necessary formalities, the Seller’s ownership and title to the Shares, and risk thereon, shall devolve to the Buyer on the date when Shams releases updated Company documents with the Buyer’s details.

3.2.	The Parties covenant and agree that the Buyer shall not be held responsible for any debts, liabilities, or obligations of the Company which may have incurred prior to the execution of this Agreement.

The Parties agree and acknowledge that upon fulfilment of this Agreement, the Buyer shall assume ownership and control of any intellectual property owned by the Company. For the avoidance of doubt, ‘intellectual property’ shall refer to, including without limitation, patents, trademarks, copyrights, domains, logos, designs, software, know-how, or otherwise.

4.	CONFIDENTIALITY

4.1.

The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions hereof, are private and confidential.

4.2.	Except as may be required by the applicable laws of the United Arab Emirates, neither Party may disclose the existence or contents of this Agreement to any third-party.

5.	LIMITED LIABILITY

5.1.

In no event shall Shams be held liable for any special, incidental, punitive, or consequential damages arising out of, connected within, or resulting from the performance of this Agreement, regardless of any notice or predictability of such liability.

5.2.	Shams shall not assume liability for any losses or damages caused to either Party through the performance of this Agreement.

5.3.	The Seller shall not be liable for any loss of revenue, business, or profit caused to the Buyer, whether arising directly or indirectly from the sale of Shares to the Buyer.

6.	INDEMNIFICATION

The Parties hereby covenant and warrant to indemnify, defend, protect, and hold harmless Shams from and against all lawsuits and costs of every kind pertaining to any violation of applicable laws, this Agreement, or the rights of any third party while acting pursuant to this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	The Parties hereby represent and warrant the following:

i.	They have the legal right and capacity to enter into this Agreement and perform fully their respective obligations;

ii.	They are not in violation of any applicable regulations imposed by Shams or the Federal Laws of the United Arab Emirates;

iii.	There are no pending legal proceedings, claims, or otherwise, threated against them or any other legal impediments which could adversely affect the validity of enforceability of this agreement;

iv.	There are no material changes which may have a negative impact on the Seller’s capacity to sell the Shares or the Company’s capacity to register the Shares in the name of the Buyer;

v.	Upon completion of the transfer of Shares, the Buyer shall be registered as the beneficial and legal owner of the Shares and all rights accrued to the Seller shall be rendered null and void; and

vi.

Upon execution of this Agreement, and payment of the Purchase Price, the Buyer shall assume responsibility for all obligations in connection with the Shares and the Company’s day-to-day business operations.

8.	TERM AND TERMINATION

8.1.	This Agreement shall come into force on the Effective Date and shall remain in full effect until such a time where all necessary procedures for the sale of Shares have been rendered complete.

8.2.	This Agreement may be terminated by the Buyer through provision of a ten (10) calendar days’ written notice.

8.3.

This Agreement may be terminated by the Seller, without the provision of a written notice, in the event the Buyer fails to purchase the Shares within five (5) working days from the date of signing this Agreement.

8.4.

In the event of a material breach, either Party may terminate this Agreement immediately, without serving a prior written notice to the defaulting Party. For the avoidance of doubt, the term ‘material breach’ shall mean a breach which cannot be remedied within two (2) working days from its date of occurrence.

8.5.	In the event of termination of this Agreement, any Purchase Price paid by the Buyer to the Seller shall be returned to the Buyer

8.6.

Pursuant to clause 7.5, the Seller shall not deduct any damages or setoffs from the Purchase Price, unless such deductions were agreed upon mutually between the Parties or enforced by the provisions of law.

8.7.

The Parties agree and acknowledge that in the event of termination of this Agreement, the sale of Shares shall be considered rescinded, null, and void, and both Parties shall return to their original position as prior to the Effective Date.

9.	MISCELLANEOUS

9.1.	No amendments, changes, or modifications to this Agreement shall be valid unless such amendments have been passed in writing and signed by each Party hereto.

9.2.	Each provision of this Agreement shall be treated as a separate and independent clause and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses.

9.3.

The Parties acknowledge receipt of this Agreement and agree that it contains the entire understanding between them, superseding any previous verbal or written communication, representation, or understanding.

9.4.	Neither Party may assign or delegate any rights or obligations hereunder without the prior written notice of the other Party.

9.5.

In no event shall either Party be held responsible or liable for any failure or delay in the performance of its obligations, arising out of or caused by, forces beyond its direct control, including without limitation, acts of God, global health pandemics, internet failure, malfunction of data, severe weather, industrial disputes, or otherwise.

10.	GOVERNING LAW AND JURISDICTION

10.1.	This Agreement shall be construed in accordance with and be governed by the laws of the Emirate of Sharjah.

10.2.	The Parties irrevocably consent and agree to bring forth and claims, disputes or otherwise to the exclusive jurisdiction of Sharjah Courts.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

The Seller	The Buyer

Name:	Name:

Signature:	Signature:

EXHIBIT D

Form of Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement

[SEE ATTACHED]